Exhibit 10.46

PURCHASE AND SALE AGREEMENT
TO ASSIGN EIGHTY PERCENT (80%) OF GROUND LEASE

BY AND BETWEEN

ONYX 31ST STREET, LLC

AND

210 WEST 31ST STREET OWNER, LLC

DATED AS OF October 28, 2016

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THIS PURCHASE AND SALE AGREEMENT TO ASSIGN EIGHTY PERCENT (80%) OF GROUND LEASE (this "AGREEMENT") is made as of this 28th day of October, 2016 (the “EFFECTIVE DATE”), by and between ONYX 31ST STREET, LLC, a Delaware limited liability company (“Onyx”), having an address at c/o Onyx Equities, LLC, 900 Route 9 North, Suite 400, Woodbridge, New Jersey 07095, and such other entities as join as sellers (collectively, "SELLER") and 210 WEST 31ST STREET OWNER, LLC, a Delaware limited liability company, having an address at c/o Onyx Equities, LLC, 900 Route 9 North, Suite 400, Woodbridge, NJ 07095 ("PURCHASER"). The term “SELLER” shall also include the TIC Holders that will join this Agreement as sellers prior to Closing by executing a Joinder pursuant to Section 8.4(h) below (as such capitalized terms are defined below).

W I T N E S S E T H:

WHEREAS, THE PROVINCE OF ST. MARY OF THE CAPUCHIN ORDER, a New York religious corporation, with an address at 30 Gedney Park Drive, White Plains, New York 10605 ("GROUND LESSOR"), as landlord, and Onyx, as tenant, entered into that certain Amended and Restated Lease Agreement dated as of December 30, 2014, as modified by Second Amendment to Option Agreement and First Amendment to Lease dated December 30, 2014 (collectively, the "GROUND LEASE"), whereby Onyx leased that certain land situate and lying in the Borough of Manhattan, County and State of New York (the "LAND") and all improvements existing thereon (which together with the Land, herein referred to as the “PROPERTY”) known as 210 West 31st Street, New York, New York and more particularly described in EXHIBIT A annexed hereto;

    WHEREAS, Seller desires to assign, and Purchaser desires to assume all of Seller’s right, title and interest in and to the Ground Lease, subject to the terms and conditions set forth herein; provided that Onyx shall retain a 20% interest in the Ground Lease and contribute that retained interest to the Joint Venture (as defined) in a transaction subject to Section 721 of the Internal Revenue Code of 1986, as amended.

WHEREAS, following the acquisition of the Property, Purchaser proposes to redevelop the Property from its current, vacant use into two-story retail building with basement and rooftop deck (the “PROPOSED REDEVELOPMENT”).

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    SUBJECT OF THE ASSIGNMENT

Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to assign, and Purchaser hereby agrees to assume, all of the Seller’s right, title and interest, as tenant, in and to the Ground Lease, which leasehold interest shall be deemed to include eighty percent (80%) of Seller’s right, title and interest in and to the following:

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(a)     all right, title and interest of Seller, if any, in, to and under the Land;
(b)    all the right, title and interest of Seller in and to the buildings, structures and improvements, together with, all and singularly, the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, now erected or situate on or in the Land, or now situate on or appurtenant to such buildings, structures and improvements (collectively, the “BUILDING”);
(c)    The fixtures, equipment, machinery, inventory and personal property at the Building owned by Seller or its affiliates (collectively, the “PERSONAL PROPERTY”)

(d)    any and all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to the Property and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Property, to the center line thereof (collectively, the "EASEMENTS");

(e)     any and all approvals, permits, licenses, entitlements, governmental approvals and agreements, including but not limited to environmental permits, subdivision approvals, development agreements, development approvals, building permits, site plans and approvals relating to the development and use of the Property, and specifically including, without limitation, any approvals required under any declaration of covenants, conditions and restrictions or any other private agreement affecting the Property, any and all plans, specifications, architectural and engineering drawings, warranties, and guaranties in connection with the Planned Redevelopment (collectively, the "PERMITS AND LICENSES"), and any additional grants of rights to SELLER (the "INTANGIBLE PROPERTY");

        (f)    any and all awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Property, whether from the exercise of the right of eminent domain or for a change of grade or for any other injury to or decrease in the value of the Property;

1 Subject to the retention by Onyx of twenty percent (20%) of Seller’s interest in the Ground Lease (“Contributed Interest”) which shall be contributed by Onyx pursuant to Section 721 of the Internal Revenue Code of 1986, as amended, in consideration for a twenty percent (20%) membership interest in KBS SOR II 210 West 31st Street, LLC, a Delaware limited liability company (the “JOINT VENTURE”), in accordance with the terms of the Joint Venture Limited Liability Company Agreement attached hereto as Exhibit 1 (“JOINT VENTURE AGREEMENT”).

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    (h)    all right, title and interest of Seller, if any, in, to and under that certain License and Access Agreement dated January 20, 2016, by and between Seller and Church of St. John the Baptist; and

(i)all other rights, interests and privileges (if any) held by Seller in any way related to the rights and interests described above in this Section.

Eighty percent (80%) of the Building, Personal Property, Easements, the Intangible Property, and all other interests in the Property held by Seller, together with the Ground Lease, shall hereinafter be collectively referred to as the "LEASE".

2. CONSIDERATION FOR THE ASSIGNMENT

2.1 (a) As consideration for the assignment (the "CONSIDERATION"), Purchaser shall pay to Seller the sum of Thirty-Eight Million Four Hundred Thousand Dollars ($38,400,000.00) (the “PURCHASE PRICE”), as adjusted pursuant to Article 9 below, for the assignment of all of Seller’s right, title and interest in and to the Lease as follows:

(i)Within two (2) Business Days (as hereinafter defined) following the Effective Date, Three Million Dollars ($3,000,000.00) (the "DEPOSIT") by wire transfer or good, unendorsed, certified or bank teller’s check (or checks), payable to the order of First American Title Insurance Company, 18500 Von Karman Avenue, Suite 600, Irvine, CA 92612, Attn: Ms. Patty Beverly, Telephone: (949) 885-2465, Fax: (877) 372-0260, Email: pbeverly@firstamerican.com, as Escrow Agent ("ESCROW AGENT");

(ii)On the Closing Date (as hereinafter defined), TIME BEING OF THE ESSENCE with respect to such date, subject to the adjustments provided in Article 9 below, the balance of the Purchase Price payable by federal electronic wire transfer of immediately available funds or by good, unendorsed, certified check, or by bank teller’s check to the order of Escrow Agent.

(b) In the event that the check (or checks) comprising the Deposit is (or are) not paid when the check (or checks) is (or are) presented for payment, such non-payment shall constitute a material default of Purchaser hereunder for which Seller shall have the option to terminate this Agreement and if Seller shall elect to terminate this Agreement, neither party shall have any further rights or obligations under this Agreement, except that Seller shall have the right to pursue its rights and remedies to collect the proceeds of said check, checks or payment.

(c) All checks being given by Purchaser under this Agreement must be drawn on a member bank of the New York Clearing House Association.

3. TITLE MATTERS TO WHICH THE ASSIGNMENT IS SUBJECT

3.1 The Lease shall be assigned to Purchaser subject to the following (collectively, the "PERMITTED ENCUMBRANCES"):

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(a)all presently existing and future liens for real estate taxes, personal property taxes, water charges, and sewer charges not yet due and payable as of the Closing Date, subject to adjustment as hereinafter provided;

(b)all present and future zoning, building, environmental and other laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates affecting the Property including, without limitation, landmark designation and all zoning variances and special exceptions, if any, provided that they are not violated by the existing buildings and improvements erected on the Land or their use;

(c)the following state of facts shown by that certain survey #64514-4 dated October 14, 2016, prepared by Montrose Surveying Co, LLP (the “SURVEY”);

(d)any current certificate of occupancy, whether permanent or temporary;

(e)Memorandum of Lease, dated January 26, 2015, recorded in CRFN 2015000085718, as amended and restated by Memorandum of Amended and Restated Lease, dated July 6, 2015, recorded in CRFN 2015000236984;

(f)all violations of building, fire, sanitary, environmental, housing and similar laws and regulations whether or not noted or issued at the date hereof or at the date of Closing and any liens which have attached to the Property prior to the Closing pursuant to the Administrative Code of the City of New York, if applicable, shall be removed or complied with by Seller and Seller shall pay or cause to be paid any fines or penalties imposed by reason of any such violations;

(g)Rights and Easements recited in the deed recorded in Liber 4925 Page 319, as modified by Termination of Easement Agreement recorded in CRFN 2015000085721;

(h)Easement Agreement, dated February 26, 2015, recorded in CRFN 2015000085719;

(i)Encroachment Agreement, dated February 26, 2015, recorded in CRFN 2015000085720;

(j)Zoning Lot Certificate, dated May 26, 2015, recorded in CRFN 2015000257585;

(k)Zoning Lot Development Agreement, dated July 3, 2015, recorded in CRFN 2015000257586;

(l)Declaration of Zoning Lot Restrictions, dated July 3, 2015, recorded in CRFN 2015000257857; and

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(m)Waiver of Execution of Declaration of Zoning Lot Restrictions, Consent and Subordination to Zoning Lot Development Agreement, dated July 2, 2015, recorded in CRFN 2015000257588.

3.2 Purchaser shall cause First American Title Insurance Company, 18500 Von Karman Avenue, Suite 600, Irvine, CA 92612, Attn: Ms. Jill Bertea, Telephone: (949) 885-2461, Fax: (714) 913-6806, Email: jbertea@firstamerican.com, as Title Company (“TITLE COMPANY”) to prepare a title search and commitment for a leasehold insurance policy (the "TITLE COMMITMENT") and shall cause a copy of the same to be delivered to counsel for Seller and Purchaser as soon as reasonably practicable. At Seller’s option, Seller may coordinate all title matters directly with Christine Monti, Esq. of Advantage Title, 201 Old Country Road, Suite 200, Melville, NY 11747, Telephone: (631) 424-6100, Email: cmonti@advantagetitle.com, as agent for Stewart Title Company (the “SELLER’S TITLE COMPANY”). Seller’s Title Company and Title Company shall enter into a sharing agreement pursuant to which they shall share all title insurance premiums payable in connection with the issuance of the Title Policy (as defined below) so that Title Company receives seventy-five percent (75%) of the title premiums and Seller’s Title Company receives twenty-five percent (25%) of the title insurance premiums. Purchaser and Seller agree that Title Company shall be the lead title company. To the extent Seller’s Title Company:
(i)    requires from Seller or Purchaser anything not required by Title Company in connection with the issuance of the Title Policy and/or any endorsements issued in connection therewith, or
(ii)    is unwilling to insure over or indorse over any title exceptions that Title Company is willing to indorse or insure over, then Title Company shall be the only title company issuing the Title Policy unless Seller selects an alternative Seller’s Title Company that is willing to provide the same title coverage provided by, and is willing to accept the same documentation provided to, Title Company.

If any defects, objections or exceptions in the title to the Property appear in the Title Commitment (other than the Permitted Encumbrances) which Purchaser is not required to accept under the terms of this Agreement, Seller agrees to use good faith efforts to cure the same prior to the Closing, and in any event to cure, at its expense, the following: (a) judgments against Seller, (b) leasehold mortgages by Seller and other liens which can be satisfied by the payment of a liquidated amount, and (c) defects, objections or exceptions which can be removed by payments not to exceed, in the aggregate, the sum of $100,000.00. Seller, in its discretion, may adjourn the Closing for up to sixty (60) days in order to eliminate unacceptable defects, objections or exceptions. If, after complying with the foregoing requirements, Seller is unable to eliminate all unacceptable defects, objections or exceptions in accordance with the terms of this Agreement on or before such adjourned date for the Closing, Purchaser shall elect either (x) to terminate this Agreement by notice given to the Seller, in which event the provisions of Section 3.4 shall apply, or (y) to assume the

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Lease subject to such unacceptable defects, objections or exceptions with a credit against or reduction in the Purchase Price. Seller agrees and covenants that it shall not voluntarily place or consent to or acquiesce in a third party placing any defects, objections or exceptions to title to the Property from and after the date of the first issuance of the Title Commitment for the Lease. However, nothing herein shall require Seller to start any lawsuit or other proceeding, or incur any expense in excess of an aggregate of $100,000.00, to clear from title any matter pursuant to clause (c) above.

3.3     It shall be a condition to Purchaser’s obligation to close that:

(a)(1) Seller assign its eighty percent (80%) interest in the Ground Lease pursuant to Section 8.4(a) below, (2) Seller assign its twenty percent (20%) interest in the Ground Lease to Purchaser pursuant to the Joint Venture Agreement, and (3) the Title Company insure, at a standard rate for such insurance, one hundred percent (100%) of the leasehold interest in the Property equal to the amount of $48,000,000.00 (which represents the sum of the Purchase Price paid for the 80% interest in the Ground Lease and the $9,600,000 value attributable to the twenty percent (20%) interest in the Ground Lease assigned pursuant to the Joint Venture Agreement) in the name of Purchaser or its designees, after execution and delivery of the Ground Lease Assignment as defined in and pursuant to Section 8.4(a), by a standard leasehold fee insurance policy substantially in the form of EXHIBIT 3.3(a) attached hereto, with endorsements as may be available and are required by Purchaser, including a non-imputation endorsement(s) as each entity assigning the one hundred percent (100%) interest in the Ground Lease, free and clear of all liens, encumbrances and other matters, other than the Permitted Encumbrances (the "TITLE POLICY").

    (b) Seller shall provide such affidavits (including title affidavits and survey affidavits of no change) and undertakings as the Title Company may reasonably require, including to customary affidavit(s) to enable Title Company to issue a non-imputation endorsement in favor of KBS affiliate member of the Joint Venture as to the knowledge of each of the entities assigning the one hundred percent (100%) of the Ground Lease. In addition, if the Title Commitment discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller shall, upon request, deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller or any of its affiliates. Upon request by Purchaser, Seller shall deliver any affidavits and documentary evidence as reasonably required by the Title Company to eliminate the standard or general exceptions in the Title Policy.

    (c) The words "insurable title" and "insurable" as used in this Agreement are hereby defined to mean title, which is insurable at standard rates (without special premium) by the Title Company without exception other than the Permitted Encumbrances and the standard printed 2006 ALTA policy and survey exceptions.

3.4 If Purchaser and Seller mutually determine that it is not possible for Seller to assign and/or cause to be assigned one hundred percent (100%) of the leasehold estate of the Ground Lease to Purchaser at Closing in accordance with the terms of this Agreement and the Joint Venture Agreement, then Purchaser shall have the right to terminate this Agreement, in which event the Escrow Agent shall immediately return the Deposit to Purchaser. In such event, neither party shall

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have any further rights or obligations hereunder other than those which are expressly stated herein to survive any such termination.

4. REPRESENTATIONS AND WARRANTIES OF SELLER; PURCHASER’S DUE DILIGENCE INVESTIGATIONS

4.1     In order to induce Purchaser to perform as required hereunder, Seller represents and warrants the following:

(a) Seller is a duly organized and validly existing limited liability company organized under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to assign the Lease in accordance with the terms and conditions hereof. Seller is qualified to do business and in good standing in the State of New York. All necessary actions of the members of Seller to confer such power and authority upon the person(s) executing this Agreement and all documents, which are contemplated by this Agreement on its behalf, have been taken.

(b) This Agreement, when duly executed and delivered, shall be the legal, valid and binding obligation of Seller, enforceable in accordance with the terms of this Agreement. The performance by Seller of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of Seller or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator to which Seller is a party or by which its assets are or may be bound.

    (c) The Ground Lease is a valid and bona fide obligation of Seller and, to Seller's knowledge, of Ground Lessor, and is in full force and effect. No defaults exist thereunder and Ground Lessor has not issued to Seller any outstanding notices of default. To Seller's knowledge, no condition exists which, with the passage of time or the giving of notice or both, shall become a default. As of the date hereof, the Ground Lease constitutes the only lease, tenancy or occupancy affecting the Property, there are no other agreements which confer upon any tenant or any other person or entity any rights with respect to the Property, and there are no tenants or any other person in occupancy of the Property. Seller has delivered a true, correct and complete copy of the Ground Lease to Purchaser.

(d) Seller has performed all of the obligations and observed all of the covenants required of it as tenant under the Ground Lease. Any and all work which may be performed at the Property from the date hereof to the Closing Date shall be in accordance with the rules, laws and regulations of all applicable authorities. Any bills and claims for labor performed and materials furnished to or for the benefit of the Property shall be paid in full by Seller on or prior to the Closing Date.

(e) There are no actions, suits, labor disputes, litigation or proceedings currently pending or, to the knowledge of Seller, threatened against or related to Seller or to all or any part of the

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Property, the environmental condition thereof, or the operation thereof, nor does Seller know of any basis for any such action.
(f) To Seller’s knowledge, there are no outstanding requirements or recommendations by (i) the insurance company(s) currently insuring the Property; (ii) any board of fire underwriters or other body exercising similar functions, or (iii) the holder of any leasehold mortgage encumbering any of the Property, which require or recommend any repairs or work to be done on the Property.
(g) Seller has received no written notice and has no actual knowledge of (i) any pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect the Property or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property, (iii) any proposed or pending special assessments affecting the Property or any portion thereof, (iv) any penalties or interest due with respect to real estate taxes assessed against the Property, and (v) any proposed change(s) in any road or grades with respect to the roads providing a means of ingress and egress to the Property. Seller agrees to furnish Purchaser with a copy of any such notice received within two (2) business days after its receipt.
(h) Seller has provided Purchaser with all reports, including, without limitation, the Property Documents as defined in Section 4.2, in Seller's possession or under its control related to the physical condition of the Property.
(i) There are no obligations in the nature of a leasing commission due and owing from Seller with respect the Ground Lease or any amendments thereto or with respect to any past or current lease of space at the Property entered into from and after the date of the Ground Lease.
(j) Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, suffered the attachment or other judicial seizure of all or substantially all of Seller's assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
(k) No other person or entity has any purchase option, right of first refusal or right of first offer with respect to any sale of the Ground Lease or Property.
(l) Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

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(m) Seller has provided or made available to Purchaser all Property Documents in Seller’s possession or control.
(n) The service contracts listed on EXHIBIT 4.1(n) attached hereto (the “SERVICE CONTRACTS”) are all of the service contracts affecting the Property that Purchaser shall assume pursuant to the provisions of SECTION 4.5 hereof. Except for the Service Contracts and the contracts or agreements executed by Seller in connection with the Planned Redevelopment (collectively, the “REDEVELOPMENT CONTRACTS”), there shall not be any Service Contracts or contracts or agreements of any type pertaining the Property, the obligation or liability for which Purchaser or the Property could be liable after the Closing.
(o) To Seller’s knowledge, except as disclosed in the Property Information: (i) none of the Property, including subsurface oil and groundwater, contains any substance including, but not limited to, any radioactive substance, hydrocarbons, industrial solvents, oil, petroleum byproducts, metals, flammables, or other hazardous substances or toxic materials, which would presently, or at any time in the future, cause a health, safety or environmental hazard on the Property or to any Person who may enter or use the Property or which may require remediation at the request of any governmental authority (collectively, “HAZARDOUS MATERIALS”), excluding any asbestos or asbestos containing materials whether or not disclosed in any report, including, without limitation, the Property Information; (ii) the ownership, operation, use or condition of all of the Property is not in violation of any federal, state or local law, ordinance or regulation relating to Hazardous Materials, industrial hygiene, hazardous or toxic materials (or similarly defined substances, materials or wastes) or environmental protection; (iii) no person has generated, manufactured, stored, treated or disposed of Hazardous Materials on, into or under the Property or transported any Hazardous Materials to, from or across the Property; and (iv) none of the Property contains any underground treatment or storage tanks. As used herein, the phrase “to Seller’s knowledge” shall mean to the actual knowledge of Seller’s managing principal, John Saraceno, Jr.

4.2    (a) During the term of this Agreement, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to Seller, for the purpose of conducting reasonable inspections and investigations of the Property and its environs as Purchaser deems necessary or desirable, which shall expressly include the right to conduct a Phase I environmental investigation of the Property; provided that (i) Purchaser must give Seller not less than twenty-four (24) hour prior telephone or written notice of any such inspection and, with respect to any intrusive inspection or investigations, including, without limitation, any Phase II environmental investigation, that Purchaser must obtain Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion, (ii) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of comprehensive general liability insurance and workers compensation insurance for its activities at the Property on terms and in amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name, by endorsement, Seller as additional insured thereunder, and (iii) all such tests shall be conducted by Purchaser in compliance with the Purchaser’s responsibilities set forth in Section 4.2(e) below.

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(b)If this Agreement terminates for any reason other than Seller’s default hereunder, Purchaser shall promptly return and/or deliver to Seller all Property Documents and copies thereof, provided that Purchaser shall be permitted to retain copies of the Property Documents in connection with Purchaser’s internal record retention policies. The term “PROPERTY DOCUMENTS” shall mean all documents or other information relating to the Property, which Seller provides or has provided to Purchaser, including, without limitation, all documents set forth on Exhibit 4.2(b) attached hereto, together with all documents, plans, budgets, submissions and other documents in connection with the Proposed Redevelopment. Additionally, if this Agreement terminates for any reason other than Seller’s default, Seller may request that Purchaser deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses, privileged or confidential materials, or Purchaser’s internally prepared reports and memoranda (collectively, the “REPORTS” and, individually, a “REPORT”) prepared for Purchaser in connection with its due diligence review of the Property provided Seller reimburse Purchaser all reasonable out-of-pocket costs associated with the Reports. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to relay on any Report without the written consent of the party preparing the same. Purchaser’s obligation to deliver the Property Documents and the Reports to the Seller shall survive the termination of this Agreement.
(c)Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely in connection with its evaluation of the potential purchase and financing of the Property. Subject to the confidentiality provisions of Article 14 below, (i) Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence, and (ii) Purchaser shall not disclose the content of the Property Documents to any person other than to those persons who are responsible for assisting Purchaser with Purchaser’s potential acquisition and financing of the Property and who have agreed, in writing, to preserve the confidentiality of such information as required hereby (collectively, “PURCHASER’S REPRESENTATIVES”). For the avoidance of doubt, the term “Purchaser’s Representatives” shall expressly include any lender or potential lender (and their counsel) evaluating providing financing to the Property and/or any financing broker engaged by Purchaser in connection with the same. At any time and from time to time, within two (2) Business Days after Seller’s request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents. Purchaser shall not divulge the content of the Property Documents and other information, except in strict compliance with the confidentiality standards set forth in this Section 4.2(c) and Article 14 below. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.
(d)Purchaser acknowledges that, except as expressly set forth in this Agreement,

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Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source (s) thereof. Purchaser further acknowledges that some, if not all, of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of facts and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental and economic condition, compliance or lack of compliance with any ordinances, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.
(e)In conducting any inspections, investigations or tests of the Property or any other part of the Property, and/or the Property Documents, Purchaser and its agents and representatives shall: (i) not unreasonably interfere with the operation and maintenance of the Property; (ii) not damage any part of the Property or any Personal Property owned or held by the Seller or any third party, including subtenants; (iii) not intentionally injure or otherwise cause bodily harm to Seller or any third party, or their respective agents, guests, invitees, contractors and employees, (iv) comply with all applicable laws, rules and regulations; (e) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property or any other part of the Property; (v) not permit any liens to attach the Property by reason of the exercise of its rights hereunder; (vi) immediately repair any damage to the Property resulting directly from any such inspection or tests; and (vii) subject to the confidentiality provisions of Article 14 below, not reveal or disclose prior to Closing any information obtained during its inspection concerning the Property and/or the Property Documents to anyone other than the Purchaser’s Representatives, in accordance with the confidentiality standards set forth in Section 4.2(e) above and Article 14 below, or except as may be otherwise required by law.
(f)Purchaser shall indemnify and hold harmless Seller from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees and disbursements) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.2 and all subsections hereof; provided, however, that the foregoing indemnity shall not extend to protect Seller from, and Purchaser shall have no obligation to indemnify Seller for, any pre-existing liabilities for matters merely discovered by Purchaser (e.g., latent environmental contamination). Purchaser’s obligations under this Section 4.2(f) shall survive the termination of this Agreement and shall survive the Closing.
(g)Intentionally omitted.

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4.3 All representations and warranties made by Seller in this Agreement shall be true and correct as of the date hereof, shall be deemed restated on and shall be true and correct as of the Closing Date. The representations, warranties or covenants made by Seller in this Agreement shall not be merged in the delivery of the Ground Lease Assignments and shall survive the Closing for a period of nine (9) months following the Closing Date, except (and only to the extent) expressly provided otherwise herein.
    4.4 Purchaser acknowledges and agrees that, except as provided in this Agreement, Seller has not made any representations or warranties of any kind or character whatsoever, whether express or implied, with respect to the Property and that, except as provided in this Agreement, Purchaser accepts the Property in its "AS IS" condition. Purchaser acknowledges that it is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement and that Purchaser was represented by legal counsel in connection with this transaction.
4.5 Purchaser shall be required to assume at Closing, the Service Contracts and all Redevelopment Contracts of which Purchaser received written notice from Seller prior to Closing. Purchaser will assume the obligations first accruing and arising from and after the Closing Date under those Service Contracts that are not in default as of the Closing Date and which Purchaser has elected to assume. Seller shall terminate at Closing, and Purchaser shall not assume, any property management or leasing agreement affecting the Property.
5. REPRESENTATIONS AND WARRANTIES OF PURCHASER
5.1     In order to induce Seller to perform as required hereunder, Purchaser hereby warrants and represents the following:
(a) Purchaser is a duly organized and validly existing limited liability company organized under the laws of the State of Delaware and is authorized to do business in the State of New York, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to purchase the Ground Lease in accordance with the terms and conditions hereof. All necessary actions of Purchaser to confer such power and authority upon the person(s) executing this Agreement and all documents, which are contemplated by this Agreement on its behalf, have been taken.
(b) This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of Purchaser, enforceable in accordance with the terms of this Agreement. The performance by Purchaser of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of Purchaser or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which Purchaser is a party or by which its assets are or may be bound.
(c) Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners (other than any shareholder of any REIT that owns an indirect

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interest in Purchaser), and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(d) KBS Strategic Opportunity REIT, Inc. (“KBS”) (an indirect owner of Purchaser) has received board approval authorizing it to consummate the transactions contemplated hereby.

5.2     All representations and warranties made by Purchaser in this Agreement shall not be merged in the delivery of the Ground Lease Assignments and shall survive the Closing Date for a period of nine (9) months.

6. COVENANTS OF SELLER

6.1 Seller covenants and agrees that between the date hereof and the Closing Date, it shall perform or observe the following:

(a) Seller shall not defer taking any actions or spending any of its funds or otherwise manage the Property differently (other than in the ordinary course of business) on account of the pending assignment of its leasehold interest to Purchaser. Seller shall continue to manage, operate and maintain the Property in substantially the same manner heretofore managed, operated and maintained by Seller and perform tenant’s obligations under the Ground Lease. All insurance policies carried by Seller with respect to the Property and in effect as of the Effective Date shall remain in effect until Closing.

(b) Seller shall not enter into any new agreements, leases or subleases of any nature whatsoever with respect to the Property or terminate, amend, modify, extend, renew or assign the Ground Lease without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(c) Seller shall not cause or permit its leasehold interest in the Property to be alienated, further mortgaged, licensed, encumbered or otherwise transferred.

(d) Purchaser shall have the right to cooperate with Seller in connection with the pursuit of the Planned Redevelopment, including the right to review and approve all plans, specifications, and submissions prior to the submission of same to Governmental Authorities (as defined below) and other third parties. Seller shall promptly provide Purchaser with advanced written notice of all meetings with architects, contractors, and engineers, and all hearings and meetings with Governmental Authorities including, without limitation, city staff meetings and other meetings related to the approval of applications or submissions in connection with the Planned Redevelopment (collectively, the “DEVELOPMENT APPROVALS”). Seller agrees to use good faith efforts to

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cause Ground Lessor to execute such plats, including any necessary lot splits, and make such dedications as may be required whereby the Property shall be a “legal lot” under all applicable ordinances, laws, and regulations, and to cause Ground Lessor to provide easements, in form and substance reasonably satisfactory to Purchaser, for access and utilities as may be required in connection with the Development Approvals and as required by utility companies or any Governmental Authorities with respect to the Proposed Redevelopment. Seller shall use good faith efforts to cause Ground Lessor to make and grant such plats and dedications at such times as may be required by the applicable Governmental Authority.
(e) Seller shall make all required payments under any mortgage affecting its leasehold interest in the Property within any applicable grace period but without reimbursement by Purchaser therefor.
(f) In addition to the foregoing, Seller shall:
(i)    promptly notify Purchaser of, and promptly deliver to Purchaser, a certified true and complete copy of any notice which Seller may receive, on or before the Closing Date, from any agency, board, bureau, commission, department, office or body of any municipal, county, state or federal governmental unit, or any subdivision thereof, having asserting or acquiring jurisdiction over all or any part of the Property or the management, operation, use or improvement thereof (each a “GOVERNMENTAL AUTHORITY,” and collectively, the “GOVERNMENTAL AUTHORITIES”) concerning a violation of any government regulation, law, or ordinance, any notice of default and other material notices affecting the Property or the Ground Lease;
(ii) without any cost or expense to Seller, including but not limited to any attorneys’ fees, cooperate with Purchaser in all reasonable respects in connection with any financing sought by Purchaser in connection with its acquisition of the Ground Lease to the Property including any request by Purchaser for Seller to cause Seller’s lender to consent to an assignment of Seller’s mortgage to Purchaser’s lender, provided, however, Purchaser hereby agrees and acknowledges that (A) this agreement and the Closing shall not be subject to or conditioned upon Purchaser obtaining any commitment for such financing or receiving the proceeds of any such financing, (B) the Closing shall not be delayed due to the requirements of the lender giving such financing, and (C) that satisfaction of any and all requirements of such lender shall be the sole responsibility of Purchaser, at its sole cost and expense. The reasonableness of any such lender requirements shall be judged by local New York City lender standards.
(g)    From and after the Effective Date, Seller shall not market, solicit, negotiate or enter into any agreement with any party other than Purchaser for the sale or transfer of any interest in the Property, unless this Agreement shall be terminated for any reason.
7. AS-IS
(a) Purchaser hereby agrees to accept the Ground Lease Assignments from Seller and accept the Property in its "as is, where-is" condition on the date hereof, subject to reasonable use, wear, tear and natural deterioration between the date hereof and the Closing Date. Furthermore, Purchaser acknowledges that it shall accept the assignment of the leasehold interest of the Property in strict accordance with the Ground Lease, and that this Agreement in no way modifies or supersedes any of the provisions of the Ground Lease.

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(b) Subject to Section 4.2 and except as otherwise provided in this Agreement, Purchaser has investigated, and is satisfied with, the Property and the physical condition, including expenses and operations and environmental matters, and all other matter or things affecting or relating to the Property and Purchaser is fully familiar with the Property. Purchaser accepts the Property in its "as-is, where-is" condition, including without limitation, all environmental conditions and all latent and patent defects. Purchaser expressly acknowledges that it is fully familiar with the physical condition of the Property as of the date hereof, Purchaser hereby accepts the condition of the Property with all personalty, fixtures, trash, debris, if any, and Purchaser further expressly acknowledges that Seller has no obligation whatsoever with respect to the delivery of the Property at Closing or the condition thereof and that Seller has no obligation whatsoever to do any work in connection with the Property including, without limitation, no obligation whatsoever to remove governmental violations or related liens, if any, if such removal is the responsibility of a subtenant pursuant to a sublease. Except as expressly provided in this Agreement, neither Seller, nor the employees, agents, representatives, accountants or attorneys of Seller, have made any verbal or written representations or warranties whatsoever with respect to the Property, or the physical condition or operation of the Property, or any building systems thereof or personal property therein, the revenues and expenses generated by and associated with the Property, the zoning and other laws, regulations and rules applicable thereto or the compliance by the Property therewith. Purchaser has not and will not rely on any representations or warranties made by Seller, and Purchaser acknowledges that no such representations or warranties have been made by Seller except to the extent expressly provided in this Agreement.
(c) IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT, EXCEPT AS PROVIDED HEREIN, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE COMMERCIAL PREMISES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITIONS, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PREMISES WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PREMISES, DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PREMISES. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING PURCHASER SHALL ACCEPT THE PREMISES "AS IS", "WHERE IS", WITH "ALL FAULTS." PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PREMISES OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PREMISES INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PREMISES) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PREMISES, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL

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CONDUCT, SUCH INVESTIGATIONS OF THE PREMISES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PREMISES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE PREMISES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF PURCHASER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, AND PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED AND RELINQUISHED AS AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PREMISES UNLESS PROVIDED OTHERWISE HEREIN, EXCEPT TO THE EXTENT THAT ANY SUCH CLAIM, DEMAND, CAUSE OF ACTION, LOSS, DAMAGE, LIABILITY, COST OR EXPENSE IS THE RESULT OF SELLER’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d) All documents and information regarding the Property of whatever nature made available to Purchaser or its representatives or otherwise obtained by Purchaser or its representatives, including the results of all studies, reports and plans of the Property commissioned by Seller or Purchaser or a third party other than documents and information that is in the public records or which has been made publicly available (collectively, the "PROPRIETARY INFORMATION") are proprietary and confidential. The term “Proprietary Information” shall not include, and shall expressly exclude information that: (i) is or subsequently becomes publicly available without Purchaser’s breach of this Agreement, (ii) is or becomes known to Purchaser, its affiliates, and/or their respective Representatives prior to Seller’s disclosure of such information to Purchaser, its affiliates and/or their respective Representatives, (iii) is or becomes known to Purchaser, its affiliates and/or their respective Representatives from a source other than Seller who, to the knowledge of Purchaser, did not disclose such information in violation of an obligation of confidentiality, or (iv) is independently developed by Purchaser, its affiliates, and/or their respective Representatives. Subject to the confidentiality provisions of Section 4.2 above and Article 14 below, Purchaser shall not disclose and shall cause Purchaser’s Representatives not to disclose any Proprietary Information or any information concerning the terms within and the possible ground lease assignment of the Property to any other person (except in connection with Purchaser’s financing of the acquisition herein). Upon the termination of this Agreement for any reason other than Seller’s default, Purchaser

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shall return to Seller all Proprietary Information, provided that Purchaser shall have the right to retain copies of such Proprietary Information in connection with Purchaser’s internal record retention policies. Subject to the confidentiality provisions of Section 4.2 above and Article 14 below, if requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Proprietary Information, and in connection therewith Purchaser shall (a) provide Seller with written notice of such requirement of which Purchaser is aware as soon as reasonably practicable, (b) furnish only that portion of the Proprietary Information that Purchaser is advised by counsel is legally required to furnish, (c) use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Proprietary Information to the extent possible, and (d) use commercially reasonable efforts to assist Seller in any efforts it undertakes to seek a protective order or other appropriate remedy. All obligations of Purchaser under this paragraph shall be referred to as the "CONFIDENTIALITY OBLIGATIONS." The Confidentiality Obligations shall survive any termination or expiration of this Agreement.
(e) Purchaser shall indemnify, defend and hold Seller, Seller’s affiliates, subsidiaries, shareholders, officers, directors, trustees, agents, members, managers and partners and their affiliates, subsidiaries, shareholders, officers, directors, trustees, agents, members, managers and partners free and harmless from any loss, injury damage, claim, lien, cost or expenses, including attorneys’ fees and costs, arising from or out of a breach by Purchaser of the Confidentiality Obligations, except to the extent that any alleged breach by Purchaser of the Confidentiality Provisions is due to the fraud, gross negligence or willful misconduct of Seller. This provision shall survive the termination or expiration of this Agreement.
8. CLOSING

    8.1 The closing of the transaction contemplated hereby (the “CLOSING”) shall occur on December 10, 2016 (such date, as the same may be adjourned by Seller pursuant to Section 3.2 hereof, being herein referred to as the “CLOSING DATE”). Notwithstanding the foregoing, Purchaser shall have the right to adjourn the Closing Date to a date no later than December 28, 2016, by delivering written notice of the exercise of such right of adjournment and an additional deposit in the sum of One Million Dollars ($1,000,000.00) at least one (1) Business Day prior to the original Closing Date, which additional deposit shall be added to, and become part of, the Deposit. TIME SHALL BE OF THE ESSENCE with respect to Purchaser’s obligations to pay the additional deposit and perform its obligations on the Closing Date, as same may be adjourned pursuant to Section 3.2 and this Section 8.1. Notwithstanding anything to the contrary in this Agreement, in the event Purchaser’s Lender (as defined below), fails to finance the transaction on the Closing Date (whether as a result of a failed closing condition or lender’s decision not to proceed with the financing), Purchaser shall have the further right to adjourn the Closing Date to a date not later than January 27, 2017, by delivering written notice of the exercise of such right of adjournment and an additional deposit in the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) at least one (1) Business Day prior to the Closing Date. TIME SHALL BE OF THE ESSENCE with respect to Purchaser’s obligations to pay the additional deposit and perform its obligations on the Closing Date, as same may be adjourned pursuant to Section 3.2 and this Section 8.1 and in the event Purchaser so extends the Closing Date, the Adjustment Date (hereinafter defined) shall nevertheless be December 28, 2016, and not January 27, 2017.

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8.2 The Closing will occur through an escrow with the Escrow Agent on the Closing Date.

8.3 Except as otherwise provided in this Agreement, Purchaser expressly agrees and acknowledges that Purchaser’s obligations hereunder are not in any way conditioned upon or qualified by Purchaser’s ability to obtain financing of any type or nature whatsoever (i.e., whether by way of debt financing or equity investment, or otherwise) to consummate the transaction contemplated hereby. Seller, at Purchaser’s sole cost and expense, shall reasonably cooperate with a prospective lender of Purchaser in granting such lender access to the Property for the purpose of inspecting the Property upon reasonable notice and at a reasonable time and obtaining an appraisal of the Property. As between the members of Purchaser, KBS shall have exclusive control over the process used in obtaining any financing desired to consummate the transaction contemplated hereby, provided all of the members of Purchaser use good faith efforts to cooperate with KBS and its agents in such process. Notwithstanding anything to the contrary in this Agreement, in the event Ground Lessor fails or refuses to provide to Purchaser’s lender (which is currently contemplated to be PCCP, LLC, SL Green or their respective affiliates) (“PURCHASER’S LENDER”) (1) an acknowledgement of Purchaser’s Lender’s status as a Leasehold Mortgagee (as defined in the Ground Lease) entitled to all Mortgagee Protections as required by Section 19.4, and 19.6 of the Ground Lease, (2) any modifications to the Ground Lease requested by Purchaser’s Lender in accordance with Section 19.5 of the Ground Lease, and (3) an estoppel certificate from Ground Lessor in favor of Purchaser’s Lender pursuant to Section 22.1 of the Ground Lease, and Purchaser’s Lender refuses to close on a Leasehold Mortgage by reason of such failure or refusal, then, upon receipt of notice of such refusal from Purchaser’s Lender (which may be in the form of an email from Purchaser’s Lender or counsel stating that any or all of the documents described in clauses (1), (2) and (3) are conditions to the closing of the Mortgage Loan as opposed to a formal notice from Purchaser’s Lender), either Purchaser or Seller may extend the Closing Date for up to sixty (60) days upon written notice to the other given one (1) business day following receipt of such notice from Purchaser’s Lender, during which time the parties shall together (a) seek to enforce Tenant’s rights under Sections 19.4, 19.5, 19.6 and 22.1 of the Ground Lease, and (b) pursue financing with (x) SL Green or its affiliate (“SL Green Lender”) and (y) any other lender selected by Purchaser. If by the end of such sixty (60) day period Ground Lessor has not delivered the documents required by Sections 19.4, 19.5, 19.6 and 22.1 of the Ground Lease and SL Green Lender (or other lender selected by Purchaser) has not closed on its financing by reason of such failure or refusal, either Purchaser or Seller may terminate this Agreement on written notice to the other at any time following the expiration of such sixty (60) day period, the Deposit shall be refunded to Purchaser by Escrow Agent, and neither party shall have any further rights or obligations hereunder other than those expressly stated to survive such termination.

8.4 On or before the Closing Date, Seller shall, at its sole cost and expense, deliver or cause to be delivered to Escrow Agent the following:

(a) the following assignments of Seller’s eighty percent (80%) interest in the Ground Lease (each a “GROUND LEASE ASSIGNMENT” and collectively, the "GROUND LEASE ASSIGNMENTS”): (1) an Assignment and Assumption of Ground Lease in the form annexed hereto as EXHIBIT 8.4(a), duly executed and acknowledged by Seller with respect to its thirty percent

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(30%) interest of the Ground Lease; and (2) such additional Assignment and Assumption of Ground Leases in the form annexed hereto as EXHIBIT 8.4(a) (but revised to reflect the actual assignor and the actual percentage interest in the Ground Lease being assigned), duly executed and acknowledged by each TIC Holder with respect to the New TIC Interests so that 50% of the Ground Lease (in the aggregate) is assigned to Purchaser pursuant to the Ground Lease Assignments referenced in this clause (2). For avoidance of doubt, the Ground Lease Assignments to be executed and delivered pursuant to this Section 8.4(a) will assign an aggregate eighty percent (80%) interest in the Ground Lease to Purchaser at Closing. The remaining twenty percent (20%) of the Ground Lease will be assigned to Purchaser pursuant to a Ground Lease Assignment being delivered at the Closing in accordance with the Joint Venture Agreement by virtue of an in kind contribution of such twenty percent (20%) interest being made by Onyx pursuant to the Joint Venture Agreement;
(b) all books and records within the actual possession or control of Seller, not constituting Seller’s Proprietary Information, and related to and reasonably required for the operation maintenance of the Property and/or the Proposed Redevelopment, including originals (or certified copies if originals are not in possession or control of Seller) of the Ground Lease, plans, specifications, surveys, lease files, licenses, permits, warranties, guaranties, insurance policies assigned to Purchaser at Closing (if any), certificates of occupancy and any amendments and/or agreements thereto, Service Contracts, and Redevelopment Contracts, duly executed and acknowledged;
(c) a Bill of Sale in the form annexed hereto as Exhibit 8.4(c);
(d) an assignment of all assignable licenses and permits in the form annexed hereto as Exhibit 8.4(d);
(e) an assignment (the “ASSIGNMENT OF SERVICE CONTRACTS”) of (i) all Service Contracts that Purchaser has elected to assume pursuant to Section 4.5 above, and (ii) all Redevelopment Contracts, in the form annexed hereto as Exhibit 8.4(e), duly executed by Seller;
(f)    keys and combination to locks at the Property to the extent within the actual possession or control of Seller;
(g) an affidavit, and such other document or instruments required by the Title Company, executed by Seller certifying (i) against any work done for Seller or supplies delivered to Seller for the Property which might be grounds for a materialman's or mechanic's lien under or pursuant to the laws of the State of New York, in form sufficient to enable the Title Company to affirmatively insure Purchaser against any such lien, (ii) that the signature(s) on each Ground Lease Assignment is/are sufficient to bind Seller and assign eighty percent (80%) of the Ground Lease to Purchaser and (iii) any other provisions reasonable required by the Title Company;

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(h) affidavits, consents, resolutions and other instruments (including but not limited to all organizational documents of Seller, including operating agreements, filed copies of limited liability certificates, articles of organization, and good standing certificates) reasonably requested by the Title Company evidencing the power and authority of Seller to enter into this Agreement and any documents to be delivered hereunder, and the enforceability of the same;

(i) a certificate signed by an authorized signatory of Seller to the effect that Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "CODE"), in order to avoid the imposition of the withholding tax payment pursuant to Section 1445 of the Code;

(j) all such transfer and other tax declarations and returns and information returns, duly executed and sworn to by Seller, as may be required of Seller by law in connection with the assignment of eighty percent (80%) of the Ground Lease to Purchaser, including but not limited to Internal Revenue Service forms; NYC Department of Finance Real Property Transfer Tax Return, New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (TP-584), New York State Real Property Transfer Report (RP5217-NYC);

(k) information for Real Estate 1099-S Reporting Filing;

(l) the ground lessor estoppel required under Section 10.2 of this Agreement;

(m) notice to Ground Lessor of the assignment of one hundred percent (100%) of the Ground Lease to Purchaser and directing Ground Lessor to address all future notices and communications thereunder to Purchaser or as Purchaser may direct;

(n) if the Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CC&R”) governing or affecting the use, operation, maintenance, management or improvement of the Property, then to the extent provided for under such CC&R, (i) estoppel certificates, in form and substance satisfactory to Purchaser, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under such CC&R, and (ii) a recordable assignment, in form and substance satisfactory to Purchaser, assigning any and all developer, declarant or other related rights or interests of Seller (or any affiliate of Seller) in or under such CC&R, if Seller (or such affiliate) holds such rights or interests;

(o) a certificate indicating that the representations and warranties of Seller made in this Agreement are true and correct as of the Closing Date, or if there have been any changes, a description thereof;

(p) the JV LLC Agreement executed by Onyx;

(q) the duly executed joinder agreements to this Agreement by the TIC Holders; and

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(r) such other documents as may be reasonably required or appropriate to effectuate the consummation of the transaction contemplated by this Agreement.

8.5 On or before the Closing Date (unless a different day is specified below), Purchaser shall, at its sole cost and expense, deliver or cause to be delivered to Escrow Agent the following:

(a) the balance of Purchase Price set forth in Section 2.1 of this Agreement (the cash must be by direct deposit or by wire transfer of funds actually made in Escrow Holder’s depository bank account by 12:00 PM (California time) on the Closing Date);
(b) the Ground Lease Assignments, duly executed and acknowledged by Purchaser;
(c) the Assignment of Service Contracts, duly executed by Purchaser;
(d) a certificate indicating that the representations and warranties of Purchaser made in this Agreement are true and correct as of the Closing Date, or if there have been any changes, a description thereof;
(e ) the JV LLC Agreement executed by all members of the Joint Venture other than Onyx; and
(f) such other documents as may be reasonably required or appropriate to effectuate the consummation of the transaction contemplated by this Agreement.
8.6 Seller shall pay all transfer taxes, recording fees and charges necessary or required in order for the Ground Lease Assignments to be recorded in the appropriate county register's or recorder's office, including, without limitation, the New York City transfer tax, if applicable, provided, however, Purchaser acknowledges that Seller may be entitled to a “mere change of identity” exemption for twenty (20%) percent of transfer taxes due. In the event Seller is not entitled to such exemptions Seller shall indemnify and hold Purchaser harmless from any such taxes that may be assessed against Purchaser (the parties acknowledging that Seller is primarily liable for the payment of any such taxes). Purchaser shall pay all title insurance premiums and examination fees and the costs (if any) of its due diligence investigations, except as may specifically be provided for herein. Each party shall be responsible for its own attorney's fees. The provisions of this Section 8.6 shall survive the Closing.

9. ADJUSTMENTS

9.1 Eighty percent (80%) of the following are to be apportioned or adjusted at the Closing as of 11:59 PM of the day immediately preceding the Closing (the “ADJUSTMENT DATE”):
(a) Rent and additional rent, if any, under the Ground Lease;

(b) Real property taxes on the basis of the fiscal year for which assessed (including, without limitation, taxes, business improvement district taxes and/or assessments and any other governmental taxes, charges or assessments levied or assessed against the Property). If the Closing

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shall occur before the tax rate or assessment is fixed, the apportionment of such real property taxes and personal property taxes, if any, at the Closing shall be upon the basis of the tax rate for the immediately preceding tax year applied to the latest assessed valuation; however, adjustment will be made upon the actual tax amount, when determined.

(c) Water charges and sewer rents on the basis of the fiscal year, but if there be water meters on the Property, Seller shall obtain a meter reading thereof effective through the Adjustment Date, or if not feasible to so read, to a date not more than thirty (30) days before the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Purchaser, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such a meter reading prior to Closing, then any meter reading obtained by Purchaser after the Closing shall be used to calculate the meter charges on a per diem basis and the resultant per diem amount used to calculate the charges due by Seller for the period from the date of the last meter reading prior to the Closing up to the date of Closing, which charges Seller shall pay. Unpaid water meter bills which are the direct obligations of subtenants in accordance with the terms of their Subleases shall not be adjusted nor shall the same be deemed an objection to title and Seller will take title subject thereto to the extent such subtenants remain in possession under valid Subleases.
(d) Utility charges, including, but not limited to, electricity, gas, steam, all prorated based upon the most current bill unless actual readings are obtained as of the Adjustment Date, in which case such actual readings shall govern and such party shall pay the amount billed to it.
(e) Fuel on the Property (if any) on the Adjustment Date based upon a reading made by Seller’s supplier as close as obtainable to the Adjustment Date (reasonably adjusted to the quantity present on the Adjustment Date). The value thereof shall be calculated at Seller’s last cost (including sales tax), as evidenced by a paid invoice from such supplier.
(f) If Seller has engaged consultants for the purpose of protesting the amount of taxes or the assessed valuation for certain tax periods for the Property (“PROTEST PROCEEDING”) any cash refunds or proceeds actually distributed (collectively, “CASH REFUNDS”) will be apportioned as described below. Any Cash Refunds (including interest thereon) on account of a favorable determination, after deduction of costs and expenses incurred for such Protest Proceedings and payment of any reimbursements owing to tenants, shall be: (i) the property of Seller to the extent such Cash Refunds were for taxes paid by Seller applicable to a period prior to the Closing Date, (ii) prorated between Purchaser and Seller for taxes paid for a period during which the Closing Date occurred, and (iii) the property of Purchaser for taxes for a period after the Closing Date. Seller shall have the obligation to refund to any tenants in good standing as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants, which payment shall be paid to Purchaser within fifteen (15) business days of delivery to Seller by Purchaser of written confirmation of such tenants’ entitlement to such Cash Refunds. Purchaser shall have the obligation to refund to tenants in good standing as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants. Seller and Purchaser agree to notify the other in writing of any receipt of a Cash Refund within fifteen (15) business days of

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receipt of such Cash Refund. To the extent either party obtains a Cash Refund, a portion of which is owed to the other party, the receiving party shall deliver the Cash Refund to the other party within fifteen (15) business days of its receipt.
(g) Such other apportionments and adjustments as are customarily apportioned in similar types of property in the county in which the Property is situated.

9.2 Except as otherwise provided in this Agreement, the adjustments shall be made in accordance with the customs in respect to title closings in the State of New York. Any errors in calculations or adjustments shall be corrected or adjusted as soon as practicable after the Closing. Any such correction or adjustment shall be paid in cash to the appropriate party within fifteen (15) Business Days of the correction or adjustment. Notwithstanding anything to the contrary in this Section 9.2, any right to a correction or adjustment shall terminate one (1) year after the Closing Date, except with respect to any Protest Proceedings.

9.3 The provisions of this Section 9 shall survive the Closing Date.

10. CONDITIONS PRECEDENT TO CLOSING

10.1 The obligations of Seller under this Agreement to assign eighty percent (80%) of the Ground Lease and to perform the other covenants and obligations to be performed by Seller on or before the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Seller):

(a) The representations and warranties made by Purchaser herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

(b) Purchaser shall have performed all covenants and obligations undertaken by Purchaser herein in all respects and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date; and

(c) Purchaser shall have delivered to Seller all of the documents provided herein for said delivery.

10.2 The obligations of Purchaser to assume the eighty percent (80%) of the Ground Lease and to perform the other covenants and obligations to be performed by Purchaser on or before the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser):

(a) Ground Lessor shall have duly executed, acknowledged and delivered to Purchaser a landlord estoppel certificate substantially in the form attached hereto as Exhibit 10.2(a);

(b) Intentionally omitted;

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(c) The representations and warranties made by Seller herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

(d) Seller shall have performed all covenants and obligations undertaken by Seller herein in all respects and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date;

(e) Seller shall have delivered to Purchaser all of the documents provided herein for said delivery;

(f) Intentionally omitted;
(g) At Closing, the Property shall be vacant and there shall be no leases, agreements or contracts permitting any person or entity to occupy all any portion of the Property, other than the Ground Lease. Seller shall be responsible, at Seller’s cost and expense, for ensuring that all tenants and occupants, if any, have vacated the Property prior to Closing; and
(h) At or prior to the Closing, Onyx shall cause the following to occur: (i) Onyx shall redeem the interests of Phalanx Fund II, LP, Onyx EP 31st Street, LLC, and LMB II, LLC, which as of the date of this Agreement collectively, together with Onyx, own one hundred percent (100%) of the membership interests (collectively, the “TIC HOLDERS”) in Onyx in exchange for their proportionate ownership of tenant in common interests in the Lease (the “NEW TIC INTERESTS”) representing 50% of the Lease, and (ii) cause the TIC Holders to sign joinders to the this Agreement, in a form reasonably satisfactory to Purchaser (each a “JOINDER”), as additional sellers to transfer their New TIC Interests to Purchaser in accordance with the terms hereof for their proportional share of the Purchase Price. The parties hereto acknowledge that the transfers contemplated by this provision shall not be restricted by, or constitute a breach of, any provision of this Agreement and the TIC Holders shall be each treated as a Seller for all purposes of this Agreement, mutatis mutantis.
10.3 Except in those instances where escrow automatically terminates under the terms of this Agreement, if any condition is not satisfied or waived within the time period and in the manner set forth in this Agreement, then the party for whose benefit the condition exists (as provided in Sections 10.1 and 10.2 above) may terminate this Agreement by delivering written notice to the other party and to Escrow Agent after the end of the applicable time period but prior to the Closing.

11. ASSIGNMENT OF THIS AGREEMENT

Except as otherwise expressly set forth herein, neither this Agreement nor any of the rights of Purchaser hereunder may be assigned or transferred by Purchaser without Seller’s prior written consent, in Seller’s sole discretion, and any purported assignment or encumbrance without Seller’s prior written consent shall be null and void, and shall constitute a default hereunder, which is not capable of being cured.

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12. BROKER

Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen in connection with this transaction other than Newmark Grubb Knight Frank (“Broker”) and agree to indemnify, defend and hold the other party harmless from and against any and all loss, cost, damage, liability or expense (including reasonable attorneys' fees) which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made by a broker (other than Broker) through the other party. Purchaser shall pay Broker its fees and commissions in connection with this Agreement pursuant to a separate agreement by and between Purchaser and Broker. The provisions of this Section shall survive the Closing or other termination of this Agreement.

13. CONDEMNATION/CASUALTY

13.1 In the event that, prior to the Closing, Seller shall become aware of the institution or threatened institution of any proceeding (judicial, administrative or otherwise), by eminent domain or otherwise (“EMINENT DOMAIN PROCEEDING”), which proposes to affect all or a material portion of the Property, Seller shall give notice (the "CONDEMNATION NOTICE") to Purchaser promptly thereafter. Within fifteen (15) Business Days following receipt of the Condemnation Notice, Purchaser shall have the right and option, in its sole discretion, to terminate this Agreement by giving Seller written notice thereof. If Seller has not received Purchaser’s termination within such fifteen (15) Business Day period, then Purchaser shall be deemed to have elected to proceed with the transactions contemplated by this Agreement.

13.2 In the event that, prior to Closing, all or any material portion of the Property is damaged or destroyed in a manner that will not be repaired prior to Closing (collectively, a “CASUALTY”), Seller shall give notice (the “CASUALTY NOTICE”) to Purchaser promptly thereafter. Within fifteen (15) Business Days following receipt of the Casualty Notice, Purchaser shall have the right and option, in its sole discretion, to terminate this Agreement by giving Seller written notice thereof. If Seller has not received Purchaser’s termination within such fifteen (15) Business Day period, then Purchaser shall be deemed to have elected to proceed with the transactions contemplated by this Agreement.

13.3 For purposes hereof, a Casualty of all or any portion of the Property or any Eminent Domain Proceeding with respect to all or any portion of the Property shall be deemed “material” for purposes of this Article 13 if: (i)(x) as to any Casualty, the cost to repair such damage exceeds five percent (5%) of the Purchase Price and Seller, at its sole option, does not elect to repair the same prior to Closing, and (y) as to an Eminent Domain Proceeding, such Eminent Domain Proceeding might result the taking of all or any part of the Building and/or five percent (5%) or more of the Land, (ii) it causes access to or parking on the Property to be adversely affected, (iii) it results in the Property violating any laws or failing to comply with zoning or any CC&R affecting the Property, (iv) it gives the Ground Lessor the right to terminate the Ground Lease, or (v)it otherwise materially impairs the value of the Property in Purchaser’s reasonable discretion.

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13.4 In the event that Purchaser shall elect to terminate this Agreement in accordance with this Article 13, the Escrow Agent shall immediately return the Deposit to Purchaser and thereafter neither party shall have any further rights or obligations hereunder other than those which are expressly stated herein to survive any such termination. In the event that Purchaser shall not elect to terminate this Agreement, Seller shall promptly assign all proceeds of such Casualty and/or taking to Purchaser, the same shall be Purchaser’s sole property, and Purchaser shall have the sole right to settle any claim in connection with the Property.

14. PUBLICATION; CONFIDENTIALITY

14.1 Neither party shall have the right to make such public announcements or filings with respect to the transaction contemplated by this Agreement without the prior written consent of the other party. Further, neither party shall issue any such announcement without the prior approval of the other party as to the text of the announcement, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair Purchaser’s (or its affiliates’) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser and/or its affiliates, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

14.2 Subject to the provisions of Section 14.1 above, without the prior written consent of the other party, until Purchaser shall make a public announcement as provided in Section 14.1, neither Purchaser nor Seller shall disclose, and Seller and Purchaser will direct their respective representatives, employees, agents and consultants not to disclose, to any person or entity the fact that Purchaser and Seller have entered into an agreement to assign the Lease or any of the terms, conditions or other facts with respect to this Agreement. Notwithstanding the foregoing, either party may disclose those terms and conditions which are required to be disclosed pursuant to law or in order to comply with this Agreement; PROVIDED, HOWEVER, that the disclosing party (i) shall use its best efforts to limit the disclosure to the information necessary, (ii) shall advise any party to whom disclosure is made that said terms and conditions are subject to a confidentiality requirement, and (iii) shall obtain the agreement of said party to keep any information disclosed to it as confidential; PROVIDED, FURTHER, HOWEVER, that the foregoing limitation shall not apply to any disclosure by Purchaser that is expressly authorized pursuant to the provisions of Section 14.1 above, and Purchaser shall be permitted to make any such disclosure in accordance with the terms thereof. In the event of a breach of the provisions of this Section 14, the non-breaching party shall be entitled to all of its rights and remedies under this Agreement, at law and/or in equity.

15. REMEDIES

15.1 In the event the Closing of the transactions contemplated herein do not occur as a result of willful default on the part of Purchaser, then Seller shall be entitled to compensation as a result thereof. Seller and Purchaser acknowledge that it is extremely difficult and impractical to ascertain

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the extent of the detriment, and therefore, Seller and Purchaser agree that, so long as Seller is not then in default under this Agreement, if Purchaser defaults, Seller shall be entitled to receive the Deposit from the Escrow Agent as liquidated damages and as Seller’s sole and exclusive remedy, which amount represents a bona fide good faith estimate of damages that Seller would suffer in such event. Upon Seller’s receipt of the Deposit, this Agreement shall be terminated, and, thereupon, the parties shall have no further obligations one to the other under this Agreement (except those obligations expressly provided herein to survive the termination of this Agreement). The parties agree that Seller’s receipt of the Deposit as liquidated damages shall be the sole and exclusive relief to which Seller might otherwise be entitled as a result of Purchaser’s default, Seller hereby specifically waiving any and all other rights which it may have to damages, specific performance or any other remedy as a result of Purchaser’s default.

15.2 (a) If, after complying with the terms of this Agreement, Seller and Purchaser mutually agree that it is not possible for Seller to assign the Lease in accordance with the terms of this Agreement, then the sole obligation and liability of Seller shall be to perform in accordance with Section 3.4, following which this Agreement shall be deemed canceled and the parties hereto shall be released of all obligations and liabilities under this Agreement, except for those provisions which are expressly stated to survive the cancellation or termination of this Agreement.

(b)     (i) Except as set forth in Section 15.2(b)(ii) below, in the event of any willful default on the part of Seller or Seller's failure to comply with any agreement by Seller in any material respect, Purchaser shall be entitled (x) to terminate this Agreement upon notice to Seller, in which event (1) Escrow Agent shall return the Deposit to Purchaser, (2) Seller shall reimburse Purchaser for Purchaser’s out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses), as supported by documentation reasonably satisfactory to Seller, incurred in connection with Purchaser’s due diligence investigations and negotiation and execution of this Agreement, not to exceed $150,000.00 in the aggregate, and (3) neither party shall thereafter have any other further obligations under this Agreement, except as otherwise provided herein, or (y) to commence an action against Seller within ninety (90) days of such default seeking specific performance of Seller's obligations under this Agreement; provided, however, that if the remedy of specific performance is not available because Seller willfully assigned the Ground Lease to a third party in contravention of this Agreement, Purchaser shall be entitled to seek compensatory damages not to exceed $3,000,000.00 in the aggregate.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, in the event of any breach or default on the part of Seller of the representations and warranties made by Seller in this Agreement (which shall survive the Closing as provided in Section 4.3 below)(collectively, the “LIMITED SURVIVING CLOSING OBLIGATIONS”), Purchaser shall be entitled to exercise all rights and remedies available at law or in equity including, without limitation, the right to bring an action for damages (excluding special, indirect, consequential or punitive damages); provided, however, that in no event shall Purchaser bring any action for damages against Seller with respect to any Limited Surviving Closing Obligations where the aggregate total of such damages is less than $50,000.00, and further provided that Seller’s liability, if any, with respect to any Limited Surviving Closing Obligations shall in no event exceed $500,000.00 in the aggregate.

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15.3 The acceptance of the Ground Lease Assignments by Purchaser shall be deemed a full performance and discharge of every agreement and obligation of Seller required to be performed under this Agreement, except those provisions which are expressly stated in this Agreement to survive the Closing or which, by their terms, cannot be performed or complied with until after the Closing.

15.4 The provisions of this Section 15 shall survive the Closing or earlier termination of this Agreement.

16. NOTICES

16.1 All notices, demands, requests, or other writings (individually, a "NOTICE" and collectively, "NOTICES") required to be given or made or sent under this Agreement, or which may be given or made or sent, by either party hereto to the other, shall be in writing, signed by the party giving the same or by its attorneys, and shall be delivered by: (i) using any nationally-recognized overnight delivery service with all transmittal fees prepaid, properly addressed; (ii) personal delivery; or (iii) transmitted by facsimile or email, provided that such facsimile or e-mail transmission is confirmed within one (1) Business Day thereafter in the manner set forth in either clause (i) or (ii) of this sentence, to the other party at the address of such other party set forth below or at such other address within the continental United States as such other party may designate by written notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof. Delivery or attempted delivery to a party or to any officer, partner, member, agent or employee of such party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no written notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

IF TO PURCHASER:

c/o KBS Capital Advisors 800 Newport Center Drive, Suite 800 Newport Beach, CA 92660 Attn: Brian Ragdsale Email: bragsdale@kbs.com Attn: Shep Wainwright Email: swainwright@kbs.com	Sheppard Mullin Richter & Hampton LLP 650 Town Center Drive, 4th Floor Costa Mesa, CA 92626 Attn: Scott A. Morehouse, Esq. Email: smorehouse@sheppardmullin.com
c/o Onyx Equities, LLC 900 Route 9 North, Suite 400	Jordan J. Metzger, Esq. Cole Schotz P.C.

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Woodbridge, New Jersey 07095 Attn: John A. Saraceno, Jr. E-mail:jsaraceno@onyxequities.com	1325 Avenue of the Americas, 19th Floor New York, New York 10019 Tel: (646) 563-8941 Fax: (646) 563-7941 E-mail: jmetzger@coleschotz.com

IF TO SELLER:	Onyx 31st Street, LLC c/o Onyx Equities, LLC 900 Route 9 North, Suite 400 Woodbridge, New Jersey 07095 Attn: John A. Saraceno, Jr. E-mail: jsaraceno@onyxequities.com

with a copy to:	Jordan J. Metzger, Esq. Cole Schotz P.C. 1325 Avenue of the Americas, 19th Floor New York, New York 10019 Tel: (646) 563-8941 Fax: (646) 563-7941 E-mail: jmetzger@coleschotz.com
Notices given by overnight or personal delivery service as aforesaid shall be deemed given and effective when received or when delivery is refused, and the records of the delivery service shall be conclusive with respect to the date of receipt or refusal of delivery. Notices by facsimile or e-mail shall be deemed given and effective upon transmission of such facsimile or e-mail. Notices may be given by counsel for the parties described above, and such Notices shall be deemed given by said party for all purposes hereunder.

17. MISCELLANEOUS

17.1 If any instrument or deposit is necessary in order to obviate a defect in or objection or exception to title, the following shall apply: (a) any such instrument shall be in such form and shall contain such terms and conditions as may be required by the Title Company to omit any defect, objection or exception to title, (b) any such deposit shall be made with the Title Company, and (c) Seller agrees to execute, acknowledge and deliver any such instrument and to make any such reasonable deposit on terms reasonable to Seller where Seller maintains an obligation to cure before such deposit shall be applicable.

17.2 This Agreement (a) constitutes the entire agreement between the parties, (b) cannot be amended, waived or terminated orally, but only amended, waived, or terminated by an agreement in writing signed by the party to be charged, (c) shall be interpreted and governed by the laws of the State of New York, and (d) shall be binding upon the parties hereto and their respective successors and assigns.

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17.3 The caption headings in this Agreement are for convenience only, are not intended to be part of this Agreement, and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

17.4 From time to time, each party shall execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this Agreement, and the foregoing requirement shall survive the Closing. Nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between Seller and Purchaser. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller, Purchaser or the party whose counsel drafted this Agreement.

17.5 This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

17.6 All references herein to any section, Schedule or Exhibit shall be to the sections of this Agreement and to the schedules and exhibits annexed hereto unless the context clearly dictates otherwise. All of the Schedules and Exhibits annexed hereto are, by this reference, incorporated herein.

17.7 In the event of any litigation or alternative dispute resolution between Seller and Purchaser in connection with this Agreement or the transaction contemplated herein, the non-prevailing party in such litigation or alternative dispute resolution shall be responsible for the payment of all expenses and reasonable attorneys' fees incurred by the prevailing party.

17.8 Purchaser shall not be permitted to record this Agreement except to the extent required by applicable law to maintain an action for specific performance, and any purported recording of this Agreement in contravention of the foregoing shall be immediately canceled by Purchaser, upon demand, and shall constitute a default hereunder, which is not capable of being cured.

17.9    As used herein, “BUSINESS DAY” means any day of the year on which banks are not required or authorized by law to close in New York City or in California.
17.10    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.
17.11 Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next Business Day. Unless otherwise

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expressly provided herein, the last day of any period of time described herein shall be deemed to end at 5:00 PM (California time).
17.12     (a) Purchaser shall indemnify, defend, and hold harmless Seller and Seller’s employees, partners, subsidiaries, parents, affiliates, shareholders, officers, directors, attorneys, agents, and affiliates, and its predecessors, successors and assigns, from and against all liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of action and demands arising out of Purchaser’s failure to perform or satisfy any of its contractual or legal obligations arising from the ownership, operation, and leasing of the Property to the extent such obligations relate and are applicable to periods on or after the Closing Date.

(b) Seller shall indemnify, defend, and hold harmless Purchaser and Purchaser’s employees, partners, subsidiaries, parents, affiliates, shareholders, officers, directors, attorneys, agents, and affiliates, and their predecessors, successors and assigns, from and against all liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of action and demands arising out of Seller’s failure to perform or satisfy any of its contractual or legal obligations arising from the ownership, operation, and leasing of the Property to the extent such obligations relate and are applicable to periods prior to the Closing Date.

17.13 This Agreement is for the sole and exclusive benefit of Purchaser and Seller, and their respective successors and assigns, and no third parties are intended to or shall have any rights under this Agreement, including, without limitation, any Brokers.

18. Escrow Provisions.
18.1 The parties hereto have mutually requested that the Escrow Agent act as escrow agent for the purpose of holding the Deposit in accordance with the terms of this Agreement.
18.2 The Deposit and all interest accruing thereon shall be deposited by the Escrow Agent in an interest bearing account for the benefit of Purchaser.
18.3 The Deposit shall be released or delivered to Seller at Closing or upon termination of this Agreement due to Purchaser’s failure to close when Purchaser is otherwise obligated to do so, except as expressly provided in Section 13.4 hereof. The Deposit shall be released or delivered to the party entitled thereto pursuant to this Agreement with reasonable promptness after the Escrow Agent shall have received written notice:
(a) from Purchaser authorizing release of the Deposit to Seller; or
(b) from Seller authorizing the return of the Deposit to Purchaser; or
(c) from either Seller or Purchaser stating that an event has occurred under this Agreement entitling the party delivering such notice to the Deposit, whereupon the Escrow Agent shall deliver written notice (the “DEFAULT NOTICE”) thereof to the other party and, unless such other party shall have delivered a written notice of objection to the Escrow Agent within ten (10) Business Days following receipt by

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such other party of the Default Notice, the Escrow Agent shall deliver the Deposit to the party initially requesting the Deposit.
18.4 The Escrow Agent is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority or rights of any persons executing the same. The Escrow Agent shall be entitled to rely at all times on written instructions given by Seller and/or Purchaser, or their respective attorney, as the case may be and as required hereunder, without any necessity of verifying the authority therefor.
18.5 It is further understood by Seller and Purchaser that if, as a result of any disagreement between them or adverse demands and claims being made by any of them upon the Escrow Agent, or if the Escrow Agent otherwise shall become involved in litigation with respect to this Agreement, the Escrow Agent may deposit the Deposit with a court of competent jurisdiction in New York and/or in accordance with the order of a court of competent jurisdiction in New York, and in any such event, Seller and Purchaser agree that they, jointly and severally, are and shall be liable to the Escrow Agent and shall reimburse the Escrow Agent on demand for all costs, expenses and reasonable counsel fees it shall incur or be compelled to pay by reason of any such litigation. Seller and Purchaser agree between themselves that each shall be responsible to advance one-half of all amounts due the Escrow Agent pursuant to this Section 18.5 provided that any such advance by Seller or Purchaser as a result of any dispute or litigation between them shall be without prejudice to their right to recover such amount as damages from the breaching party.
18.6 In taking or omitting to take any action whatsoever hereunder, the Escrow Agent shall be protected in relying upon any written notice, paper, or other document reasonably believed by it to be genuine, or upon evidence reasonably deemed by it to be sufficient, and in no event shall the Escrow Agent be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of gross negligence or willful misconduct.
18.7 Upon the satisfaction of the mutual obligations of the parties hereunder, the Title Company shall promptly submit for recording or filing, as applicable, all appropriate instruments delivered to it at the Closing. If necessary, Title Company and/or Escrow Agent are authorized to insert the Closing Date in any blanks in the closing documents.
18.8 The Escrow Agent shall have no right or obligation to approve any amendment to this Agreement unless such amendment purports to affect the Escrow Agent’s rights or obligations hereunder.
18.9 The Escrow Agent hereby agrees to serve as the “real estate reporting person” (as such term is defined in Section 6045(e) of the Code). This Agreement shall constitute a designation agreement, the name and address of the transferor and transferee of the transaction contemplated hereby appear in Section 16 hereof, and Seller. The provisions of this Section shall survive the Closing.  The duties of Escrow Agent are only as herein specifically provided, and are purely ministerial in nature.  Escrow  Agent shall neither be responsible for, or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document in

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connection herewith, and shall be required to act in respect to  disbursement of the Deposit only as provided in this Agreement.  This Agreement sets forth all the obligations of Escrow Agent with respect to any and all matters pertinent to the escrow contemplated hereunder and no additional obligations of Escrow Agent shall be implied from the terms of this Agreement or any other Agreement.  Escrow Agent shall incur no liability in connection with the discharge of its obligations under this Agreement or otherwise in connection therewith, except such liability as may arise from the willful misconduct or gross negligence of Escrow Agent.
This Article 18 shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York without regard to its internal conflicts of law principles (other than Section 5-1401 of the General Obligations Law).
18.10    Seller and Purchaser must provide completed W9 forms for the Deposit to be deposited into an interest bearing account.
18.11 The Escrow Agent shall notify Seller and Purchaser promptly upon its receipt at any time of the Deposit or any portion of the Deposit.
18.12 Escrow Agent, by signing this Agreement at the end hereof where indicated, signifies its agreement to hold the Deposit for the purpose as provided in this Agreement. In the event of any dispute, Escrow Agent shall have the right to deposit the Deposit in court to await the resolution of such dispute. In any event, Escrow Agent shall not be personally liable so long as it acts in good faith.
18.13 Escrow Agent shall not incur any liability by reasons of any action or non-action taken by it in good faith or pursuant to the judgment or order of a court of competent jurisdiction. Escrow Agent shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrow Agent purporting to be signed by any party hereto, and upon the trust of the contents thereof. Before making paying or delivery of any moneys or documents held by Escrow Agent pursuant thereto, Escrow Agent shall have the right to require delivery to it of an executed and acknowledged receipt for the subject matter of the delivery to be made by Escrow Agent. In the event of any dispute between the parties as to whether either party is in default hereunder or as to any other material fact, Escrow Agent shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrow Agent is required by an order or judgment of a court of competent jurisdiction. Escrow Agent shall be entitled to consult with other counsel in connection with its duties hereunder. Seller and Purchaser jointly and severally agree to reimburse Escrow Agent for its reasonable costs and expenses, including reasonable attorneys’ fees incurred as a result of any dispute or litigation arising hereunder.

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SMRH:479720967.5	34

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

ONYX 31ST STREET, LLC,
a Delaware Limited Liability Company

By:     /s/ John A. Saraceno Jr.
John A. Saraceno, Jr.
Authorized Signatory

SMRH:479720967.5	35

PURCHASER:

210 WEST 31ST STREET OWNER, LLC,
a Delaware limited liability company

By:    KBS SOR II 210 West 31st Street, LLC
a Delaware limited liability company,
Sole Member

By:    Onyx 31st Street, LLC
a Delaware limited liability company,
Managing Member

By:     /s/ John A. Saraceno Jr.
John A. Saraceno, Jr.
Authorized Signatory

By:    KBS SOR II 210 WEST 31ST STREET JV, LLC,
        a Delaware limited liability company,
Co-Managing Member

By:    KBS SOR II ACQUISITION VI, LLC,
            a Delaware limited liability company,
            its sole member

By:     KBS SOR US PROPERTIES II, LLC,
                a Delaware limited liability company,
                its sole member

By:    KBS STRATEGIC OPPORTUNITY LIMITED
PARTNERSHIP II,
                    a Delaware limited partnership,
                    its sole member

By:     KBS STRATEGIC OPPORTUNITY
REIT II, INC.,
                        a Maryland corporation,
                        its sole general partner

By:     /s/ Jeffrey K. Waldvogel
                            Jeffrey K. Waldvogel
                            Chief Financial Officer

SMRH:479720967.5	36

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Patty Beverly
Name: Patty Beverly
Title:     Vice President

SMRH:479720967.5	37

LIST OF EXHIBITS

EXHIBIT A        -    Legal Description

EXHIBIT 1        -    Joint Venture Limited Liability Company Agreement

EXHIBIT 4.1(n)    -    Service Contracts

EXHIBIT 4.2(b)    -    List of Property Information

EXHIBIT 4.3(a)    -    Form of Title Policy

EXHIBIT 8.4(a)    -    Form of Assignment and Assumption of Ground Lease

EXHIBIT 8.4(c)    -    Form of Bill of Sale

EXHIBIT 8.4(d)    -    Form of Assignment of Licenses and Permits

EXHIBIT 8.4(e)    -    Form of Assignment of Service Contracts

EXHIBIT 10.2(a)    -    Form of Ground Lessor Estoppel Certificate

SMRH:479720967.5	38

EXHIBIT A

LEGAL DESCRIPTION

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the Southerly side of 31st Street, distant 104 feet 3 inches Westerly from the corner formed by the intersection of said Southerly side of 31st Street with the Westerly side of Seventh Avenue;

RUNNING THENCE Southerly parallel with the Westerly side of Seventh Avenue, 37 feet 9 inches;

THENCE Westerly, parallel with the Southerly side of 31st Street, 61 feet 4-1/2 inches;

THENCE Southerly parallel with the Westerly side of Seventh Avenue, 1 foot 11-1/2 inches;

THENCE Westerly parallel with the Southerly side of 31st Street, 2 feet 7 inches;

THENCE Southerly parallel with the Westerly side of Seventh Avenue, 59 feet 1/2 inch;

THENCE Westerly parallel with the Southerly side of 31st Street, 64 feet 3-1/2 inches;

THENCE Northerly parallel with the Westerly side of Seventh Avenue, 98 feet 9 inches to the Southerly side of 31st Street;

THENCE Easterly along the Southerly side of 31st Street, 128 feet 3 inches to the point or place of BEGINNING.

SMRH:479720967.5	39

EXHIBIT 4.1(n)

SERVICE CONTRACTS

Mueser Rutledge - Preconstruction Survey and Test Pits

Mueser Rutledge - SOE and Underpinning Design Phase Services

SBLM - Architect Contract

SMRH:479720967.5	40

EXHIBIT 4.2(b)

LIST OF PROPERTY DOCUMENTS

1.	A copy of the Ground Lease and, if applicable, all other leases relating to the Property, if any.

2.	Copies of all licenses, permits, approvals, variances and similar rights and obligations relating to the Land, whether assignable or unassignable.

3.	A copy of any and all service or maintenance agreements or contracts affecting the Property, if any.

4.
A copy of all Phase I and Phase II Environmental Site Assessments for the Land, along with a copy of any other reports relating to the Land including, but not limited to, any soils or geological reports.

5.	A copy of all surveys of or depicting or relating to the Property, or portions thereof.

6.	A copy of any owner’s or lender’s title commitment(s) or insurance policy(s) relating to the Land for the benefit of Seller or Seller’s lender, if applicable.

7.	Copies of any Flood Plain Studies, Site Plans, or other such governmental license and permits for the improvement of the Property.

8.	A copy of any governmental notices, demands or complaints related to any hazardous materials present on or otherwise affecting the Land.

9.	A copy of all tax bills affecting the Property for 2015, 2016 and 2017.

10.
A copy of any other agreement, document, or restriction that affect title to, the development of, or the future development of the Property that are not otherwise reflected in the Title Commitment or contained within the title documents referenced therein.

11.	A copy of any building plans for any current structures located on the Property

12.	A copy of any other unrecorded agreement by and between Seller, or its predecessor(s), and any third party related to the Property, its use or its development

13.	Copies of all documents related to the Proposed Redevelopment including, without limitation all Redevelopment Contracts.

14.	Copies of any other documents and other items reasonably requested by Purchaser.

SMRH:479720967.5	41

EXHIBIT 4.3(a)

FORM OF TITLE POLICY

(Attached)

SMRH:479720967.5	42

PRO FORMA PRO FORMA

First American Title

Owner's Policy of Title Insurance

ISSUED BY

First American Title Insurance Company

POLICY NUMBER

5011436-816009-OP

Owner's Policy

Any notice of claim and any other notice or statement in writing required to be given to the Company under this policy must be given to the Company at the address shown in Section 18 of the Conditions.

COVERED RISKS

SUBJECT TO THE EXCLUSIONS FROM COVERAGE, THE EXCEPTIONS FROM COVERAGE CONTAINED IN SCHEDULE B, AND THE CONDITIONS, **FIRST AMERICAN TITLE INSURANCE COMPANY**, a Nebraska corporation (the "Company") insures, as of Date of Policy and, to the extent stated in Covered Risks 9 and 10, after Date of Policy, against loss or damage, not exceeding the Amount of Insurance, sustained or incurred by the Insured by reason of:

1. Title being vested other than as stated in Schedule A.
2. Any defect in or lien or encumbrance on the Title. This Covered Risk includes but is not limited to insurance against loss from
   (a) A defect in the Title caused by
      (i) forgery, fraud, undue influence, duress, incompetency, incapacity, or impersonation;
      (ii) failure of any person or Entity to have authorized a transfer or conveyance;
      (iii) a document affecting Title not properly created, executed, witnessed, sealed, acknowledged, notarized, or delivered;
      (iv) failure to perform those acts necessary to create a document by electronic means authorized by law;
      (v) a document executed under a falsified, expired, or otherwise invalid power of attorney;
      (vi) a document not properly filed, recorded, or indexed in the Public Records including failure to perform those acts by electronic means authorized by law; or
      (vii) a defective judicial or administrative proceeding.
   (b) The lien of real estate taxes or assessments imposed on the Title by a governmental authority due or payable, but unpaid.
   (c) Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the Title that would be disclosed by an accurate and complete land survey of the Land. The term "encroachment" includes encroachments of existing improvements located on the Land onto adjoining land, and encroachments onto the Land of existing improvements located on adjoining land.
3. Unmarketable Title.
4. No right of access to and from the Land.

(Covered Risks Continued on Page 2)

In Witness Whereof, First American Title Insurance Company has caused its corporate name to be hereunto affixed by its authorized officers as of Date of Policy shown in Schedule A.

First American Title Insurance Company

Dennis J. Gilmore
President

Jeffrey S. Robinson
Secretary

(This Policy is valid only when Schedules A and B are attached) **This Jacket was created electronically and constitutes an original document**

Copyright 2006-2009 American Land Title Association. All rights reserved. The use of this form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association.

Form 5011436 (7-1-14) Page 1 of 15 ALTA Owner's Policy of Title Insurance (6-17-06) New York

PRO FORMA PRO FORMA

SMRH:479720967.5	43

PRO FORMA
COVERED RISKS (Continued)
PRO FORMA

5. The violation or enforcement of any law, ordinance, permit, or governmental regulation (including those relating to building and zoning) restricting, regulating, prohibiting, or relating to
   (a) the occupancy, use, or enjoyment of the Land;
   (b) the character, dimensions, or location of any improvement erected on the Land;
   (c) the subdivision of land; or
   (d) environmental protection

   if a notice, describing any part of the Land, is recorded in the Public Records setting forth the violation or intention to enforce, but only to the extent of the violation or enforcement referred to in that notice.
6. An enforcement action based on the exercise of a governmental police power not covered by Covered Risk 5 if a notice of the enforcement action, describing any part of the Land, is recorded in the Public Records, but only to the extent of the enforcement referred to in that notice.
7. The exercise of the rights of eminent domain if a notice of the exercise, describing any part of the Land, is recorded in the Public Records.
8. Any taking by a governmental body that has occurred and is binding on the rights of a purchaser for value without Knowledge.
9. Title being vested other than as stated in Schedule A or being defective
   (a) as a result of the avoidance in whole or in part, or from a court order providing an alternative remedy, of a transfer of all or any part of the title to or any interest in the Land occurring prior to the transaction vesting Title as shown in Schedule A because that prior transfer constituted a fraudulent or preferential transfer under federal bankruptcy, state insolvency, or similar creditors' rights laws; or
   (b) because the instrument of transfer vesting Title as shown in Schedule A constitutes a preferential transfer under federal bankruptcy, state insolvency, or similar creditors' rights laws by reason of the failure of its recording in the Public Records
      (i) to be timely, or
      (ii) to impart notice of its existence to a purchaser for value or to a judgment or lien creditor.
10. Any defect in or lien or encumbrance on the Title or other matter included in Covered Risks 1 through 9 that has been created or attached or has been filed or recorded in the Public Records subsequent to Date of Policy and prior to the recording of the deed or other instrument of transfer in the Public Records that vests Title as shown in Schedule A.

The Company will also pay the costs, attorneys' fees, and expenses incurred in defense of any matter insured against by this Policy, but only to the extent provided in the Conditions.

EXCLUSIONS FROM COVERAGE

The following matters are expressly excluded from the coverage of this policy, and the Company will not pay loss or damage, costs, attorneys' fees, or expenses that arise by reason of:

1. (a) Any law, ordinance, permit, or governmental regulation (including those relating to building and zoning) restricting, regulating, prohibiting, or relating to
      (i) the occupancy, use, or enjoyment of the Land;
      (ii) the character, dimensions, or location of any improvement erected on the Land;
      (iii) the subdivision of land; or
      (iv) environmental protection;

      or the effect of any violation of these laws, ordinances, or governmental regulations. This Exclusion 1(a) does not modify or limit the coverage provided under Covered Risk 5.
   (b) Any governmental police power. This Exclusion 1(b) does not modify or limit the coverage provided under Covered Risk 6.
2. Rights of eminent domain. This Exclusion does not modify or limit the coverage provided under Covered Risk 7 or 8.
3. Defects, liens, encumbrances, adverse claims, or other matters
   (a) created, suffered, assumed, or agreed to by the Insured Claimant;
   (b) not Known to the Company, not recorded in the Public Records at Date of Policy, but Known to the Insured Claimant and not disclosed in writing to the Company by the Insured Claimant prior to the date the Insured Claimant became an Insured under this policy;
   (c) resulting in no loss or damage to the Insured Claimant;
   (d) attaching or created subsequent to Date of Policy (however, this does not modify or limit the coverage provided under Covered Risk 9 and 10); or
   (e) resulting in loss or damage that would not have been sustained if the Insured Claimant had paid value for the Title.
4. Any claim, by reason of the operation of federal bankruptcy, state insolvency, or similar creditors' rights laws, that the transaction vesting the Title as shown in Schedule A, is
   (a) a fraudulent conveyance or fraudulent transfer; or
   (b) a preferential transfer for any reason not stated in Covered Risk 9 of this policy.
5. Any lien on the Title for real estate taxes or assessments imposed by governmental authority and created or attaching between Date of Policy and the date of recording of the deed or other instrument of transfer in the Public Records that vests Title as shown in Schedule A.

Form 5011436 (7-1-14) Page 2 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York
PRO FORMA PRO FORMA

SMRH:479720967.5	44

PRO FORMA PRO FORMA

CONDITIONS

1. DEFINITION OF TERMS

The following terms when used in this policy mean:

(a) "Amount of Insurance": The amount stated in Schedule A, as may be increased or decreased by endorsement to this policy, increased by Section 8(b), or decreased by Sections 10 and 11 of these Conditions.

(b) "Date of Policy": The date designated as "Date of Policy" in Schedule A.

(c) "Entity": A corporation, partnership, trust, limited liability company, or other similar legal entity.

(d) "Insured": The Insured named in Schedule A.

(i) The term "Insured" also includes

(A) successors to the Title of the Insured by operation of law as distinguished from purchase, including heirs, devisees, survivors, personal representatives, or next of kin;

(B) successors to an Insured by dissolution, merger, consolidation, distribution, or reorganization;

(C) successors to an Insured by its conversion to another kind of Entity;

(D) a grantee of an Insured under a deed delivered without payment of actual valuable consideration conveying the Title

(1) if the stock, shares, memberships, or other equity interests of the grantee are wholly-owned by the named Insured,

(2) if the grantee wholly owns the named Insured,

(3) if the grantee is wholly-owned by an affiliated Entity of the named Insured, provided the affiliated Entity and the named Insured are both wholly-owned by the same person or Entity, or

(4) if the grantee is a trustee or beneficiary of a trust created by a written instrument established by the Insured named in Schedule A for estate planning purposes.

(ii) With regard to (A), (B), (C), and (D) reserving, however, all rights and defenses as to any successor that the Company would have had against any predecessor Insured.

(e) "Insured Claimant": An Insured claiming loss or damage.

(f) "Knowledge" or "Known": Actual knowledge, not constructive knowledge or notice that may be imputed to an Insured by reason of the Public Records or any other records that impart constructive notice of matters affecting the Title.

(g) "Land": The land described in Schedule A, and affixed improvements that by law constitute real property. The term "Land" does not include any property beyond the lines of the area described in Schedule A, nor any right, title, interest, estate, or easement in abutting streets, roads, avenues, alleys, lanes, ways, or waterways, but this does not modify or limit the extent that a right of access to and from the Land is insured by this policy.

(h) "Mortgage": Mortgage, deed of trust, trust deed, or other security instrument, including one evidenced by electronic means authorized by law.

(i) "Public Records": Records established under state statutes at Date of Policy for the purpose of imparting constructive notice of matters relating to real property to purchasers for value and without Knowledge. With respect to Covered Risk 5(d), "Public Records" shall also include environmental protection liens filed in the records of the clerk of the United States District Court for the district where the Land is located.

(j) "Title": The estate or interest described in Schedule A.

(k) "Unmarketable Title": Title affected by an alleged or apparent matter that would permit a prospective purchaser or lessee of the Title or lender on the Title to be released from the obligation to purchase, lease, or lend if there is a contractual condition requiring the delivery of marketable title.

2. CONTINUATION OF INSURANCE

The coverage of this policy shall continue in force as of Date of Policy in favor of an Insured, but only so long as the Insured retains an estate or interest in the Land, or holds an obligation secured by a purchase money Mortgage given by a purchaser from the Insured, or only so long as the Insured shall have liability by reason of warranties in any transfer or conveyance of the Title. This policy shall not continue in force in favor of any purchaser from the Insured of either (i) an estate or interest in the Land, or (ii) an obligation secured by a purchase money Mortgage given to the Insured.

3. NOTICE OF CLAIM TO BE GIVEN BY INSURED CLAIMANT

The Insured shall notify the Company promptly in writing (i) in case of any litigation as set forth in Section 5(a) of these Conditions, (ii) in case Knowledge shall come to an Insured hereunder of any claim of title or interest that is adverse to the Title, as insured, and that might cause loss or damage for which the Company may be liable by virtue of this policy, or (iii) if the Title, as insured, is rejected as Unmarketable Title. If the Company is prejudiced by the failure of the Insured Claimant to provide prompt notice, the Company's liability to the Insured Claimant under the policy shall be reduced to the extent of the prejudice.

4. PROOF OF LOSS

In the event the Company is unable to determine the amount of loss or damage, the Company may, at its option, require as a condition of payment that the Insured Claimant furnish a signed proof of loss. The proof of loss must describe the defect, lien, encumbrance, or other matter insured against by this policy that constitutes the basis of loss or damage and shall state, to the extent possible, the basis of calculating the amount of the loss or damage.

5. DEFENSE AND PROSECUTION OF ACTIONS

(a) Upon written request by the Insured, and subject to the options contained in Section 7 of these Conditions, the Company, at its own cost and without unreasonable delay, shall provide for the defense of an Insured in litigation in which any third party asserts a claim covered by this policy adverse to the Insured. This obligation is limited to only those stated causes of action alleging matters insured against by this policy. The Company shall have the right to select counsel of its choice (subject to the right of the Insured to object for reasonable cause) to represent the Insured as to those stated causes of action. It shall not be liable for and will not pay the fees of any other counsel. The Company will not pay any fees, costs, or expenses incurred by the Insured in the defense of those causes of action that allege matters not insured against by this policy.

Form 5011436 (7-1-14) Page 3 of 15 ALTA Owner's Policy of Title Insurance (6-17-06) New York
PRO FORMA PRO FORMA

SMRH:479720967.5	45

PRO FORMA
PRO FORMA

CONDITIONS (Continued)

(b) The Company shall have the right, in addition to the options contained in Section 7 of these Conditions, at its own cost, to institute and prosecute any action or proceeding or to do any other act that in its opinion may be necessary or desirable to establish the Title, as insured, or to prevent or reduce loss or damage to the Insured. The Company may take any appropriate action under the terms of this policy, whether or not it shall be liable to the Insured. The exercise of these rights shall not be an admission of liability or waiver of any provision of this policy. If the Company exercises its rights under this subsection, it must do so diligently.

(c) Whenever the Company brings an action or asserts a defense as required or permitted by this policy, the Company may pursue the litigation to a final determination by a court of competent jurisdiction, and it expressly reserves the right, in its sole discretion, to appeal any adverse judgment or order.

6. DUTY OF INSURED CLAIMANT TO COOPERATE

(a) In all cases where this policy permits or requires the Company to prosecute or provide for the defense of any action or proceeding and any appeals, the Insured shall secure to the Company the right to so prosecute or provide defense in the action or proceeding, including the right to use, at its option, the name of the Insured for this purpose. Whenever requested by the Company, the Insured, at the Company's expense, shall give the Company all reasonable aid (i) in securing evidence, obtaining witnesses, prosecuting or defending the action or proceeding, or effecting settlement, and (ii) in any other lawful act that in the opinion of the Company may be necessary or desirable to establish the Title or any other matter as insured. If the Company is prejudiced by the failure of the Insured to furnish the required cooperation, the Company's obligations to the Insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such cooperation.

(b) The Company may reasonably require the Insured Claimant to submit to examination under oath by any authorized representative of the Company and to produce for examination, inspection, and copying, at such reasonable times and places as may be designated by the authorized representative of the Company, all records, in whatever medium maintained, including books, ledgers, checks, memoranda, correspondence, reports, e-mails, disks, tapes, and videos whether bearing a date before or after Date of Policy, that reasonably pertain to the loss or damage. Further, if requested by any authorized representative of the Company, the Insured Claimant shall grant its permission, in writing, for any authorized representative of the Company to examine, inspect, and copy all of these records in the custody or control of a third party that reasonably pertain to the loss or damage. All information designated as confidential by the Insured Claimant provided to the Company pursuant to this Section shall not be disclosed to others unless, in the reasonable judgment of the Company, it is necessary in the administration of the claim. Failure of the Insured Claimant to submit for examination under oath, produce any reasonably requested information, or grant permission to secure reasonably necessary information from third parties as required in this subsection, unless prohibited by law or governmental regulation, shall terminate any liability of the Company under this policy as to that claim.

7. OPTIONS TO PAY OR OTHERWISE SETTLE CLAIMS; TERMINATION OF LIABILITY

In case of a claim under this policy, the Company shall have the following additional options:

(a) To Pay or Tender Payment of the Amount of Insurance.
To pay or tender payment of the Amount of Insurance under this policy together with any costs, attorneys' fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment or tender of payment and that the Company is obligated to pay. Upon the exercise by the Company of this option, all liability and obligations of the Company to the Insured under this policy, other than to make the payment required in this subsection, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation.

(b) To Pay or Otherwise Settle With Parties Other Than the Insured or With the Insured Claimant.

(i) To pay or otherwise settle with other parties for or in the name of an Insured Claimant any claim insured against under this policy. In addition, the Company will pay any costs, attorneys' fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment and that the Company is obligated to pay; or

(ii) To pay or otherwise settle with the Insured Claimant the loss or damage provided for under this policy, together with any costs, attorneys' fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment and that the Company is obligated to pay.

Upon the exercise by the Company of either of the options provided for in subsections (b)(i) or (ii), the Company's obligations to the Insured under this policy for the claimed loss or damage, other than the payments required to be made, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation.

8. DETERMINATION AND EXTENT OF LIABILITY

This policy is a contract of indemnity against actual monetary loss or damage sustained or incurred by the Insured Claimant who has suffered loss or damage by reason of matters insured against by this policy.

(a) The extent of liability of the Company for loss or damage under this policy shall not exceed the lesser of

(i) the Amount of Insurance; or

(ii) the difference between the value of the Title as insured and the value of the Title subject to the risk insured against by this policy.

(b) If the Company pursues its rights under Section 5 of these Conditions and is unsuccessful in establishing the Title, as insured,

(i) the Amount of Insurance shall be increased by 10%, and

(ii) the Insured Claimant shall have the right to have the loss or damage determined either as of the date the claim was made by the Insured Claimant or as of the date it is settled and paid.

(c) In addition to the extent of liability under (a) and (b), the Company will also pay those costs, attorneys' fees, and expenses incurred in accordance with Sections 5 and 7 of these Conditions.

Form 5011436 (7-1-14) Page 4 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York
PRO FORMA
PRO FORMA

SMRH:479720967.5	46

PRO FORMA PRO FORMA

CONDITIONS (Continued)

9. LIMITATION OF LIABILITY

(a) If the Company establishes the Title, or removes the alleged defect, lien, or encumbrance, or cures the lack of a right of access to or from the Land, or cures the claim of Unmarketable Title, all as insured, in a reasonably diligent manner by any method, including litigation and the completion of any appeals, it shall have fully performed its obligations with respect to that matter and shall not be liable for any loss or damage caused to the Insured.

(b) In the event of any litigation, including litigation by the Company or with the Company's consent, the Company shall have no liability for loss or damage until there has been a final determination by a court of competent jurisdiction, and disposition of all appeals, adverse to the Title, as insured.

(c) The Company shall not be liable for loss or damage to the Insured for liability voluntarily assumed by the Insured in settling any claim or suit without the prior written consent of the Company.

10. REDUCTION OF INSURANCE; REDUCTION OR TERMINATION OF LIABILITY

All payments under this policy, except payments made for costs, attorneys' fees, and expenses, shall reduce the Amount of Insurance by the amount of the payment.

11. LIABILITY NONCUMULATIVE

The Amount of Insurance shall be reduced by any amount the Company pays under any policy insuring a Mortgage to which exception is taken in Schedule B or to which the Insured has agreed, assumed, or taken subject, or which is executed by an Insured after Date of Policy and which is a charge or lien on the Title, and the amount so paid shall be deemed a payment to the Insured under this policy.

12. PAYMENT OF LOSS

en liability and the extent of loss or damage have been definitely fixed in accordance with these Conditions, the payment shall be made within 30 days.

13. RIGHTS OF RECOVERY UPON PAYMENT OR SETTLEMENT

(a) Whenever the Company shall have settled and paid a claim under this policy, it shall be subrogated and entitled to the rights of the Insured Claimant in the Title and all other rights and remedies in respect to the claim that the Insured Claimant has against any person or property, to the extent of the amount of any loss, costs, attorneys' fees, and expenses paid by the Company. If requested by the Company, the Insured Claimant shall execute documents to evidence the transfer to the Company of these rights and remedies. The Insured Claimant shall permit the Company to sue, compromise, or settle in the name of the Insured Claimant and to use the name of the Insured Claimant in any transaction or litigation involving these rights and remedies.

If a payment on account of a claim does not fully cover the loss of the Insured Claimant, the Company shall defer the exercise of its right to recover until after the Insured Claimant shall have recovered its loss.

(b) The Company's right of subrogation includes the rights of the Insured to indemnities, guaranties, other policies of insurance, or bonds, notwithstanding any terms or conditions contained in those instruments that address subrogation rights.

14. ARBITRATION

Either the Company or the Insured may demand that the claim or controversy shall be submitted to arbitration pursuant to the Title Insurance Arbitration Rules of the American Land Title Association ("Rules"). Except as provided in the Rules, there shall be no joinder or consolidation with claims or controversies of other persons. Arbitrable matters may include, but are not limited to, any controversy or claim between the Company and the Insured arising out of or relating to this policy, any service in connection with its issuance or the breach of a policy provision, or to any other controversy or claim arising out of the transaction giving rise to this policy. All arbitrable matters when the Amount of Insurance is $2,000,000 or less shall be arbitrated at the option of either the Company or the Insured. All arbitrable matters when the Amount of Insurance is in excess of $2,000,000 shall be arbitrated only when agreed to by both the Company and the Insured. Arbitration pursuant to this policy and under the Rules shall be binding upon the parties. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court of competent jurisdiction.

15. LIABILITY LIMITED TO THIS POLICY; POLICY ENTIRE CONTRACT

(a) This policy together with all endorsements, if any, attached to it by the Company is the entire policy and contract between the Insured and the Company. In interpreting any provision of this policy, this policy shall be construed as a whole.

(b) Any claim of loss or damage that arises out of the status of the Title or by any action asserting such claim shall be restricted to this policy.

(c) Any amendment of or endorsement to this policy must be in writing and authenticated by an authorized person, or expressly incorporated by Schedule A of this policy.

(d) Each endorsement to this policy issued at any time is made a part of this policy and is subject to all of its terms and provisions. Except as the endorsement expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsement, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance.

16. SEVERABILITY

In the event any provision of this policy, in whole or in part, is held invalid or unenforceable under applicable law, the policy shall be deemed not to include that provision or such part held to be invalid, but all other provisions shall remain in full force and effect.

17. CHOICE OF LAW; FORUM

(a) Choice of Law: The Insured acknowledges the Company has underwritten the risks covered by this policy and determined the premium charged therefor in reliance upon the law affecting interests in real property and applicable to the interpretation, rights, remedies, or enforcement of policies of title insurance of the jurisdiction where the Land is located.

Therefore, the court or an arbitrator shall apply the law of the jurisdiction where the Land is located to determine the validity of claims against the Title that are adverse to the Insured and to interpret and enforce the terms of this policy. In neither case shall the court or arbitrator apply its conflicts of law principles to determine the applicable law.

(b) Choice of Forum: Any litigation or other proceeding brought by the Insured against the Company must be filed only in a state or federal court within the United States of America or its territories having appropriate jurisdiction.

18. NOTICES, WHERE SENT

Any notice of claim and any other notice or statement in writing required to be given to the Company under this policy must be given to the Company at **First American Title Insurance Company, Attn: Claims National Intake Center, 1 First American Way; Santa Ana, CA 92707. Phone: 888-632-1642.**

Form 5011436 (7-1-14) Page 5 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York

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Owner's Policy of Title Insurance
ISSUED BY
First American Title Insurance Company
POLICY NUMBER
816009-OP

First American Title

Schedule A

Name and Address of Title Insurance Company:
First American Title Insurance Company, 1 First American Way, Santa Ana, CA 92707.

Address Reference: 210 West 31st Street, New York, NY 10001 **(For Information Only)**

Amount of Insurance: $______ (Subject to the TRSA Coinsurance Endorsement attached to and made a part of this policy reflecting the Company's Amount of Insurance as _____ and its Percentage of Liability as 75% in its capacity as Insuring Coinsurer)

Date of Policy: ___________

1. Name of Insured:

2. The estate or interest in the Land that is insured by this policy is:

   A leasehold estate created by that certain unrecorded Lease dated December 30, 2014, made by and between The Province of St. Mary of the Capuchin Order, Landlord, and Onyx 31st Street, LLC, Tenant, as evidenced by a Memorandum of Amended and Restated Lease dated July 6, 2015 and recorded August 26, 2015 in CRFN 015000296984; (See Post)

   As affected by that certain Second Amendment to Option Agreement and First Amendment to Lease dated December 30, 2014;

   The lessee's interest under the lease has been assigned to _______ by an Assignment and Assumption of Ground Lease dated ____ and recorded _____ in CRFN __________.

3. Title is vested in:

4. The Land referred to in this policy is described as follows:

   ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, CITY, COUNTY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

   BEGINNING AT A POINT ON THE SOUTHERLY SIDE OF 31ST STREET, DISTANT 104 FEET 3 INCHES WESTERLY FROM THE CORNER FORMED BY THE INTERSECTION OF SAID SOUTHERLY SIDE OF 31ST STREET WITH THE WESTERLY SIDE OF SEVENTH AVENUE;

   RUNNING THENCE SOUTHERLY PARALLEL WITH THE WESTERLY SIDE OF SEVENTH AVENUE, 37 FEET 9 INCHES;

   THENCE WESTERLY PARALLEL WITH THE SOUTHERLY SIDE OF 31ST STREET, 61 FEET 4-1/2

Form 5011436 (7-1-14) Page 6 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York
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INCHES;

THENCE SOUTHERLY PARALLEL WITH THE WESTERLY SIDE OF SEVENTH AVENUE, 1 FOOT 11-1/2 INCHES;

THENCE WESTERLY PARALLEL WITH THE SOUTHERLY SIDE OF 31ST STREET, 2 FEET 7 INCHES;

THENCE SOUTHERLY PARALLEL WITH THE WESTERLY SIDE OF SEVENTH AVENUE, 59 FEET 1/2 INCH;

THENCE WESTERLY PARALLEL WITH THE SOUTHERLY SIDE OF 31ST STREET, 64 FEET 3-1/2 INCHES;

THENCE NORTHERLY PARALLEL WITH THE WESTERLY SIDE OF SEVENTH AVENUE, 98 FEET 9 INCHES TO THE SOUTHERLY SIDE OF 31ST STREET;

THENCE EASTERLY ALONG THE SOUTHERLY SIDE OF 31ST STREET, 128 FEET 3 INCHES TO THE POINT OR PLACE OF BEGINNING.

By:

Authorized Countersignature

(This Schedule A valid only when Schedule B is attached.)

Form 5011436 (7-1-14) Page 7 of 15

ALTA Owner's Policy of Title Insurance (6-17-06)
New York

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First American	Owner's Policy of Title Insurance
Schedule B	ISSUED BY **First American Title Insurance Company** POLICY NUMBER **816009-OP**

EXCEPTIONS FROM COVERAGE

This policy does not insure against loss or damage, and the Company will not pay costs, attorneys' fees, or expenses that arise by reason of:

1. Rights of tenants or persons in possession, if any.

2. Taxes exception (tax cert ordered)

3. intentionally deleted

4. intentionally deleted

5. intentionally deleted

6. Easement Agreement made by and between The Province of St. Mary of The Capuchin Order, Church of St. John The Baptist and Onyx 31st Street, LLC dated as of 2/26/2015 and recorded 3/13/2015 as CRFN 2015000085719. (FOR MORTGAGE POLICY ONLY: Policy insures that said easement / right of way / agreement(s) will not prohibit the existing use of the improvements on the premises.) (See Post)

7. Encroachment Agreement made by and between The Province of St. Mary of The Capuchin Order, Church of St. John The Baptist and Onyx 31st Street, LLC dated as of 2/26/2015 and recorded 3/13/2015 as CRFN 2015000085720. (FOR MORTGAGE POLICY ONLY: Policy insures that said easement / right of way / agreement(s) will not prohibit the existing use of the improvements on the premises.) (See Post)

8. Burdens contained in Zoning Lot and Development Agreement dated as of 7/3/2015 by and between The Church of St. John The Baptist and The Province of St. Mary of The Capuchin Order recorded on 7/27/2015 in (as) CRFN 2015000257586. (See Post)

9. intentionally deleted

10. The terms and provisions of the lease referred to in Schedule A

11. FOR INFORMATION ONLY: Rights and Easements in deed recorded 6/3/1955 in Liber 4925 Cp 319 as terminated by Termination of Easements Agreement recorded 3/13/2015 as CRFN 2015000085721. (See Post)

12. FOR INFORMATION ONLY: Certification Pursuant to Zoning Lot Subdivision D made by Advantage Title Agency, Inc., dated 5/26/2015 executed by Debra R. Thompson and recorded on 7/27/2015 in (as) CRFN 2015000257585 (See Post).

Form 5011436 (7-1-14) Page 8 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York
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13. FOR INFORMATION ONLY: Declaration of Zoning Lot Restrictions made by The Church of St. John The Baptist and The Province of St. Mary of The Capuchin Order, dated as of 7/3/2015 and recorded on 7/27/2015 in (as) CRFN 2015000257587 (See Post).

14. FOR INFORMATION ONLY: Waiver of Execution of Declaration of Zoning Lot Restrictions, Consent and Subordination to Zoning Lot Development Agreement made by Onyx 31st Street, LLC, dated 7/2/2015 and recorded on 7/27/2015 in (as) CRFN 2015000257588 (See Post).

15. Pursuant to the Real Property Tax Law and related statutes, the exemption of the premises from taxation, including for school purposes, terminates on the first day of the tax quarter immediately following the acquisition of title to or possession of property by a person, association, or corporation not entitled to an exemption or in New York City (NYC) upon issuance of a violation by a NYC agency, department or bureau for an illegal occupancy. The premises then may become taxed prorata for the unexpired term of the taxable year from the termination of the exemption and subsequent thereto at the full valuation without benefit of such tax exemption and when there is an issuance of a NYC violation the reimposition of taxes with interest will include all taxes which have been exempted. Policy excepts the reimposition of taxes, including for school purposes, from the termination of the exemption, and in those circumstances where there is a NYC violation all exempted taxes with interest thereon. (See Chapter 242 of the Laws of 1986)

16. The following matters disclosed by an ALTA/NSPS survey made by Montrose Surveying Co., LLP on ___________, designated Job No. ___________:

a) The fact that the 3 story brick building encroaches onto adjoining land.
b) The fact that a security gate encroaches into the street right-of-way up to 1.2 feet.
c) The fact that a flag pole encroaches into the street right –of way up to 5.9 feet.
d) The fact that a brick and concrete retaining wall encroaches on to the Land 0.44 feet.
e) The fact that a 12' concrete retaining wall and step encroach on to the Land.
f) The fact that remains of wall are 0.17 ' east on to the Land.
g) The fact that a construction fence and chain link fence encroaches on to Tax Lot 26.
h) The fact that an Iron Gate encroaches up to .11 feet onto adjoining land.
I) The fact that the brick & stone church encroach onto the Land up to 5.1 feet.
j) The fact that below grade encroachments may exist.

Form 5011436 (7-1-14) Page 9 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York

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First American

STANDARD NEW YORK ENDORSEMENT
(OWNER'S POLICY)

Issued by

First American Title Insurance Company

Attached to and made part of Policy No.: 816009-OP

1. The following is added as a Covered Risk:

   "11. Any statutory lien arising under Article 2 of the New York Lien Law for services, labor or materials furnished prior to the date hereof, and which has now gained or which may hereafter gain priority over the estate or interest of the insured as shown in Schedule A of this policy."

2. Exclusion Number 5 is deleted, and the following is substituted:

   5. Any lien on the Title for real estate taxes, assessments, water charges or sewer rents imposed by governmental authority and created or attaching between Date of Policy and the date of recording of the deed or other instrument of transfer in the Public Records that vests Title as Shown in Schedule A.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated:

First American Title Insurance Company

Dennis J. Gilmore
President

Jeffrey S. Robinson
Secretary

Form 50-NY004 (7-1-14) Page 10 of 15

Standard New York Endorsement (7-1-12)
For use with ALTA Owner's Policy (6-17-06)

Form 5011436 (7-1-14) Page 10 of 15
ALTA Owner's Policy of Title Insurance (6-17-06)
New York

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LOGOa
WAIVER OF ARBITRATION ENDORSEMENT
(OWNER'S OR LOAN POLICY)

Attached to and made a part of First American Title Insurance Company Policy No.: **816009-OP**

The policy is amended by deleting therefrom:

(A) If this endorsement is attached to an ALTA Loan Policy: Condition 13.

(B) If this endorsement is attached to an ALTA Owner's Policy: Condition 14.

(C) If this endorsement is attached to a TIRSA Owner's Extended Protection Policy: Condition 12.

This endorsement is made a part of the Policy and is subject to all of the terms and provisions thereof and of any other endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the Policy and any other endorsements, nor does it extend the effective date of the Policy and any other endorsements, nor does it increase the face amount thereof.

IN WITNESS WHEREOF, the Company has caused this Endorsement to be signed as of its date of issue set forth herein, to be valid when countersigned by an authorized officer or agent of the Company, all in accordance with its By-Laws.

Dated:

First American Title Insurance Company

Dennis J. Gilmore
President

Jeffrey S. Robinson
Secretary

TIRSA WAIVER OF ARBITRATION ENDORSEMENT (OWNER'S OR LOAN POLICY) 11/1/08

Form 5011436 (7-1-14) Page 11 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York
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First American Title

LAND SAME AS SURVEY ENDORSEMENT

ISSUED BY

First American Title Insurance Company

Attached to and made part of Policy Number: **816009-OP**

The Company hereby assures the Insured that said Land is the same as that delineated on the plat of a survey made by Montrose Surveying Co., LLP designated Job No. .

The Company hereby insures said Assured against loss which said Assured shall sustain in the event said assurances herein shall prove to be incorrect.

The total liability of the Company under said policy and any endorsement therein shall not exceed, in the aggregate, the face amount of said policy and costs which the Company is obligated under the Conditions thereof to pay.

This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and of any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.

Dated:

First American Title Insurance Company

Dennis J. Gilmore
President

Jeffrey S. Robinson
Secretary

Form 5011436 (7-1-14) Page 12 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York
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First American

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ENDORSEMENT

Attached to Policy No. 816009-OP

Issued by

("Issuing Co-Insurer")

CO-INSURANCE ENDORSEMENT

Attached to and made a part of ***First American Title Insurance Company*** ("Issuing Co-Insurer") Policy No. 816009-OP ("Co-Insurance Policy"). Issuing Co-Insurer and any other co-insurers are collectively referred to as "Co-Insurers."

1. Co-Insurer issues this endorsement as evidence of Co-Insurer's liability under Co-Insurance Policy and directs that this endorsement be attached to the Co-Insurance Policy adopting its Covered Risks, Exclusions, Conditions, Schedules and Endorsements, as follows:

   Amount and proportion of insurance and Aggregate Amount of Insurance under the Co-Insurance Policy:

Co-Insurers	Name and Address	Policy Number	Amount of Insurance	Proportion of Liability
Issuing Co-Insurer	First American Title Insurance Company 1 First American Way Santa Ana, CA 92707	816009-OP	$	75%
Co-Insurer	Stewart Title Insurance Company [address]	_________	$__________	25%
Aggregate Policy Amount			$	100%

2. Each Co-Insurer shall be liable to the Insured under the Co-Insurance Policy only for the total of the loss and costs multiplied by its Proportion of Liability.

3. Any notice of claim and any other notice or statement in writing required to be given under the Co-Insurance Policy must be given to Co-Insurer at its address set forth above.

4. Any endorsement to the Co-Insurance Policy issued after the date of this Co-Insurance Endorsement must be signed on behalf of the Co-Insurer by its authorized officer or agent.

5. This Co-Insurance Endorsement is effective as of the Date of Policy of the Co-Insurance Policy. This Co-Insurance Endorsement may be executed in counterparts.

Form 5011436 (7-1-14) Page 13 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York

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First American Title Insurance Company

Dennis J. Gilmore
President

Jeffrey S. Robinson
Secretary

TIRSA CO-INSURANCE ENDORSEMENT 11/1/08

Form 5011436 (7-1-14) Page 14 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York

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First American

Co-Insurance Endorsement Continued

Attached to Policy No. 816009-OP

Issued by

This endorsement is issued as part of the Co-Insurance Policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

DATED:______________________________

Issuing Co-Insurer

First American Title Insurance Company

By:____

DATED:______________________________

Co-Insurer

Stewart Title Insurance Company
through its agent Advantage Title Agency, Inc

By:____

First American Title Insurance Company

Dennis J. Gilmore
President

Jeffrey S. Robinson
Secretary

TIRSA CO-INSURANCE ENDORSEMENT 11/1/08

Form 5011436 (7-1-14) Page 15 of 15 ALTA Owner's Policy of Title Insurance (6-17-06)
New York
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EXHIBIT 8.4(a)

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

THIS ASSIGNMENT dated ______________, 2016 (the “Agreement”) is entered into by and between [ONYX 31ST STREET, LLC, a Delaware limited liability company,] having an address of c/o Onyx Equities, LLC, 900 Route 9 North, Suite 400, Woodbridge, New Jersey 07095 (“Assignor”), and ___________________, a __________________, having an address of _______________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, Assignor is the tenant in common as to [thirty percent (30%)] of the leasehold estate under that certain Amended and Restated Lease Agreement dated December 30, 2014 with THE PROVINCE OF ST. MARY OF THE CAPUCHIN ORDER, a New York religious corporation, as landlord (as amended, the “Lease”) with respect to that certain tract, piece or parcel of land, situate in the Borough of Manhattan, County and State of New York (the “Property”), which Property is described on Exhibit A attached hereto, and
WHEREAS, Assignor desires to assign its interest in the Lease and Assignee desires to accept the assignment thereof.
NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:
1.    Assignor hereby assigns to Assignee all of its right, title and interest in and to the Lease.
2.    Assignor warrants and represents that as of the date hereof there are no assignments of or agreements to assign the Lease by Assignor to any other party.
3.    Assignor hereby agrees to indemnify and defend Assignee against and hold Assignee harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorney’s fees, originating prior to the date hereof arising out of the tenant’s obligations under the Lease.
4.    Assignee agrees to indemnify and defend Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorney’s fees, originating on or after the date hereof arising out of the tenant’s obligations under the Lease.

2 Bracketed items in this form to be modified pursuant to Section 8.4(a).

SMRH:479720967.5	58

5.    Assignee hereby accepts the foregoing assignment and assumes and agrees to perform all of Assignor’s obligations, liabilities, covenants, duties and agreements under the Lease which accrue on or after the date hereof.
[Remainder of page left blank intentionally]

SMRH:479720967.5	59

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Agreement the day and year first above written.
ASSIGNOR:
ONYX 31ST STREET, LLC, a Delaware limited liability company
By:_____________________________
Name:___________________________
Title:    Authorized Signatory

ASSIGNEE:
210 WEST 31st STREET OWNER, LLC,
a Delaware limited liability company
By:_____________________________
Name:___________________________
Title:    Authorized Signatory

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EXHIBIT “A”

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EXHIBIT 8.4(c)

BILL OF SALE

KNOW ALL PERSONS BY THESE PRESENTS that on this ___ day of _________________ 2016, the undersigned, ONYX 31ST STREET, LLC, a Delaware limited liability company (“Seller”), pursuant to the terms of that certain Purchase and Sale Agreement to Assign Eighty Percent (80%) of Ground Lease, dated as of October __, 2016 (the “Purchase Agreement”) between Seller and [_________________], a [_____________________] (“Purchaser”), and in consideration for the purchase price set forth in the Purchase Agreement and other good and valuable consideration all as more particularly set forth in the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, Seller has concurrently with the execution of this Bill of Sale conveyed to Purchaser its interest in the Ground Lease (as such term is defined in the Purchase Agreement), and does hereby sell, assign, transfer, convey and deliver unto Purchaser absolutely, free and clear of any and all liens, encumbrances or security interests, all of Seller’s right, title, and interest in and to all of Seller’s Personal Property (as such term is defined in the Purchase Agreement).
TO HAVE AND TO HOLD the same unto the said Purchaser, its successors and assigns, forever.
Seller does hereby agree to execute and deliver such further instruments of conveyance, transfer and assignment reasonably acceptable to Seller, and to take such other and further action without further consideration as Purchaser reasonably may request, to evidence conveyance, transfer and assignment of the Personal Property conveyed hereunder, and to assist Purchaser in exercising all rights with regard thereto.
Purchaser acknowledges and agrees that, except as expressly provided in, and subject to the limitations contained in, the Purchase Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or conditions of the Personal Property, (b) the income to be derived from the Personal Property, (c) the suitability of the Personal Property for any and all activities and uses by Assignee thereof, (d) the compliance of or by the Personal Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the quality, habitability, merchantability or fitness for a particular purpose of any of the Personal Property, or (f) any other matter with respect to the Personal Property. Purchaser further acknowledges and agrees that, having been given the opportunity to inspect the Personal Property, Purchaser is relying solely on its own investigation

SMRH:479720967.5	62

of the Personal Property and not on any information provided or to be provided by Assignor, except as specifically provided in the Purchase Agreement. Purchaser further acknowledges and agrees that: (i) any information provided or to be provided with respect to the Personal Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information; and (ii) the sale of the Personal Property as provided for herein is made on an “as is, where is” condition and basis “with all faults,” except as specifically provided in, and subject to the limitations contained in, the Purchase Agreement.
The obligations of Seller are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, beneficiaries, directors, members, partners or shareholders, or the general partners, officers, directors, members, or shareholders thereof, or any employees or agents of Seller.
This Bill of Sale shall be binding upon the successors and assigns of Seller and shall inure to the benefit of the successors and assigns of Purchaser.
IN WITNESS WHEREOF, Seller has executed this Bill of Sale on the date set forth above.

SELLER: ONYX 31ST STREET, LLC, a Delaware limited liability company By:_____________________________ Name: Title:

SMRH:479720967.5	63

EXHIBIT 8.4(d)
ASSIGNMENT OF LICENSES AND PERMITS
This Assignment of Licenses and Permits (“Assignment”) is made as of _________________, 20___ (“Effective Date”) between ONYX 31st STREET, LLC, a Delaware limited liability company (“Assignor”), and _________________________________________ (“Assignee”), who agree as follows:
RECITALS
A.    Assignor is a party to the licenses and permits (the “Licenses and Permits”) more particularly described on the attached Exhibit “1”.
B.    Assignor desires to assign all of its right, title and interests in the Licenses and Permits to Assignee.
1.    Assignment and Assumption. For value received, Assignor assigns to Assignee all of Assignor’s right, title and interests under the Licenses and Permits. Assignee accepts the assignment and assumes and agrees to perform all of Assignor’s obligations under the Licenses and Permits to the extent any of such obligations first accrue and are applicable to periods on or after the Effective Date of this Assignment.
2.    Purchase Agreement. This Assignment is made pursuant to that certain Purchase and Sale Agreement to Assign Eighty Percent (80%) of Ground Lease dated October ___, 2016, between Assignor and Assignee (the “Purchase Agreement”).
3.    Assignee’s Indemnification. Assignee shall indemnify, defend and hold harmless Assignor and Assignor’s employees, partners, subsidiaries, parents, affiliates, shareholders, officers, directors, attorneys, agents, and affiliates, and their predecessors, successors and assigns, from and against all liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of actions and demands against them or any of them arising out of, or in any way connected with, Assignee’s obligations under the Licenses and Permits to the extent they first accrue and are applicable to a period on or after the Effective Date of this Assignment.
4.    Assignor’s Indemnification. Assignor shall indemnify, defend and hold harmless Assignee and Assignee’s employees, partners, subsidiaries, parents, affiliates, shareholders, officers, directors, attorneys, agents, and affiliates and their predecessors, successors and assigns, from and against all liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of actions and demands against them or any of them arising out of or in any way connected with Assignor’s obligations under the Licenses and Permits to the extent they first accrue and are applicable to a period before the Effective Date of this Assignment.
5.    Attorneys’ Fees. In any action between the parties to enforce any of the terms or provisions of this Assignment, the prevailing party in the action shall be entitled to recover from the non-prevailing party, in addition to damages, injunctive relief or other relief, its reasonable costs and expenses, including, without limitation, costs and reasonable attorneys’ fees.

SMRH:479720967.5	64

6.    Successors and Assigns. This Assignment shall inure to the benefit of the parties and their respective successors and assigns.
7.    Severability. If any provision of this Assignment shall be held invalid or unenforceable for any reason and to any extent, the remainder of this Assignment shall not be affected, but shall be enforced to the greatest extent permitted by law.
8.    Merger. This Assignment and the Purchase Agreement contain the entire understanding between the parties relating to their subject matter. All prior and contemporaneous agreements and understandings, whether oral or written, are superseded by this Assignment and the Purchase Agreement. This Assignment may only be modified in writing executed by both Assignor and Assignee. Nothing contained in this Paragraph 8 is intended to terminate or affect the validity of any of the representations or warranties contained in the Purchase Agreement which shall survive the closing under the Purchase Agreement.
9.    Governing Jurisdiction; Counterparts. This Assignment shall be governed by the laws of the State of New York. This Assignment shall be effective even if signed in counterparts.

“ASSIGNOR” , a	“ASSIGNEE” , a

By: (Print Name) (Title)	By: (Print Name) (Title)

SMRH:479720967.5	65

EXHIBIT 8.4(e)
FORM OF ASSIGNMENT OF SERVICE CONTRACTS
ASSIGNMENT OF CONTRACTS
This Assignment of Contracts (“Assignment”) is made as of _________________, 20___ (“Effective Date”) between ONYX 31st STREET, LLC, a Delaware limited liability company (“Assignor”), and _________________________________________ (“Assignee”), who agree as follows:
RECITALS
A.    Assignor is a party to the service contracts (the “Service Contracts”) more particularly described on the attached Exhibit “1”.
B.    Assignor desires to assign all of its right, title and interests in the Service Contracts to Assignee.
1.    Assignment and Assumption. For value received, Assignor assigns to Assignee all of Assignor’s right, title and interests under the Service Contracts. Assignee accepts the assignment and assumes and agrees to perform all of Assignor’s obligations under the Service Contracts to the extent any of such obligations first accrue and are applicable to periods on or after the Effective Date of this Assignment.
2.    Purchase Agreement. This Assignment is made pursuant to that certain Purchase and Sale Agreement to Assign Eighty Percent (80%) of Ground Lease dated October ___, 2016, between Assignor and Assignee (the “Purchase Agreement”).
3.    Assignee’s Indemnification. Assignee shall indemnify, defend and hold harmless Assignor and Assignor’s employees, partners, subsidiaries, parents, affiliates, shareholders, officers, directors, attorneys, agents, and affiliates, and their predecessors, successors and assigns, from and against all liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of actions and demands against them or any of them arising out of, or in any way connected with, Assignee’s obligations under the Service Contracts to the extent they first accrue and are applicable to a period on or after the Effective Date of this Assignment.
4.    Assignor’s Indemnification. Assignor shall indemnify, defend and hold harmless Assignee and Assignee’s employees, partners, subsidiaries, parents, affiliates, shareholders, officers, directors, attorneys, agents, and affiliates and their predecessors, successors and assigns, from and against all liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of actions and demands against them or any of them arising out of or in any way connected with Assignor’s obligations under the Service Contracts to the extent they first accrue and are applicable to a period before the Effective Date of this Assignment.
5.    Attorneys’ Fees. In any action between the parties to enforce any of the terms or provisions of this Assignment, the prevailing party in the action shall be entitled to recover from

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the non-prevailing party, in addition to damages, injunctive relief or other relief, its reasonable costs and expenses, including, without limitation, costs and reasonable attorneys’ fees.
6.    Successors and Assigns. This Assignment shall inure to the benefit of the parties and their respective successors and assigns.
7.    Severability. If any provision of this Assignment shall be held invalid or unenforceable for any reason and to any extent, the remainder of this Assignment shall not be affected, but shall be enforced to the greatest extent permitted by law.
8.    Merger. This Assignment and the Purchase Agreement contain the entire understanding between the parties relating to their subject matter. All prior and contemporaneous agreements and understandings, whether oral or written, are superseded by this Assignment and the Purchase Agreement. This Assignment may only be modified in writing executed by both Assignor and Assignee. Nothing contained in this Paragraph 8 is intended to terminate or affect the validity of any of the representations or warranties contained in the Purchase Agreement which shall survive the closing under the Purchase Agreement.
9.    Governing Jurisdiction; Counterparts. This Assignment shall be governed by the laws of the State of New York. This Assignment shall be effective even if signed in counterparts.

“ASSIGNOR” , a	“ASSIGNEE” , a

By: (Print Name) (Title)	By: (Print Name) (Title)

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EXHIBIT 10.2(a)
GROUND LESSOR ESTOPPEL CERTIFICATE
_______ , 2016
ONYX 31ST STREET, LLC
c/o Onyx Equities, LLC
900 Route 9 North, Suite 301
Woodbridge, New Jersey 07095

and to

[Purchaser]

Re:
Amended and Restated Lease Agreement dated December 30, 2014 (the "Ground Lease") between THE PROVINCE OF ST. MARY OF THE CAPUCHIN ORDER (the "Ground Lessor") and ONYX 31ST STREET, LLC (the "Ground Tenant"), with regard to certain real property known as 210 West 31st Street, New York, New York (the "Property."). Capitalized terms used in this Ground Lessor Estoppel and not otherwise defined herein shall have the meaning given such term in the Ground Lease.

Ladies and Gentlemen:
The undersigned, as Ground Lessor, hereby warrants, represents, agrees and certifies to any purchaser of Ground Tenant's interest under the Ground Lease, and any prospective holder of a mortgage on Ground Tenant's interest or such purchaser’s interest under the Ground Lease and their successors and/or assigns as follows, as of the date hereof:
1.Ground Lessor is the fee owner of the Property and is the landlord under the Ground Lease. To the best of Ground Lessor's actual knowledge, Ground Tenant is the tenant under the Ground Lease and the owner of the leasehold estate in the Property.
2.The Ground Lease is in full force and effect. There are no other agreements other than the Ground Lease, whether oral or written, between Ground Lessor and Ground Tenant concerning the Property, other than: Easement Agreement dated February 26, 2015 by and between Ground Lessor, Church of St John the Baptist and Ground Tenant; Encroachment Agreement dated February 26, 2015 by and between Ground Lessor, Church of St. John the Baptist and Ground Tenant; Zoning Lot Development Agreement dated July 3, 2015 by and between Ground Lessor and Church of St. John the Baptist; and License and Access Agreement dated January 20, 2016 by and between Ground Tenant and Church of St. John the Baptist.
3.There have been no amendments, assignments or modifications of the Ground Lease, except as set forth above.
4.The current Annual Fixed Rent (as defined in the Ground Lease) payable under the Ground Lease is $[___________] per annum, payable in equal monthly installments of $[__________], and has been paid in full through [___________]. The Rent Commencement Date is [____________]. All other items of additional rent and/or other charges payable to Ground Lessor accrued to date under the Ground Lease, including, without limitation, (i) the Vacate Payment, and (ii) the payment due by Ground Tenant to Ground

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Lessor in connection with the delivery of the Court Order and the ZLDA, have been paid in full through [____________].
5.The term of the Ground Lease commenced on December 30, 2014 and expires on January 31, 2114, subject to the right to extend the term of the Ground Lease for one additional period of 25 years.
6.To the best of Ground Lessor’s knowledge, each of the obligations on Ground Tenant's part to be performed to date under the Ground Lease have been performed. To the best of Ground Lessor’s knowledge, there exists no default on the part of either Ground Lessor or Ground Tenant, nor any event that the passage of time or the giving of notice would constitute a default under the Ground Lease by either Ground Lessor or Ground Tenant.
7.There are currently no mortgages or other security interests encumbering Ground Lessor's fee interest in the Property and no third party has an option or preferential right to purchase all or any part of the Property.
8.Ground Lessor has not received written notice of any pending eminent domain proceedings or other governmental actions of any kind against the Property.
9.To the best of Ground Lessor’s actual knowledge, the Property and the Premises are currently exempt from Real Estate Taxes.
10.Ground Lessor acknowledges and agrees that the phrase “certificate of occupancy” as used in Section 13.1 of the Ground Lease shall be deemed to mean either a temporary or permanent certificate of occupancy.
11.This estoppel has been duly and properly executed by an authorized officer of the Ground Lessor.
12.To the best of Ground Lessor's actual knowledge (without independent inquiry or investigation), Ground Tenant has not asserted any claimed offsets, counterclaims, defenses, deduction or credits with respect to the Ground Lease.
13.This estoppel shall be binding on the Ground Lessor, its successors and assigns, and shall inure to the benefit of any purchaser of Ground Tenant's interest under the Ground Lease, or any prospective holder of a mortgage on Ground Tenant's interest under the Ground Lease and its successors and/or assigns.
14.For and with respect to any notices being sent to the undersigned pursuant to the Ground Lease, said notices are to be sent to 30 Gedney Park Drive, White Plains, New York 10605.

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IN WITNESS WHEREOF, the undersigned has caused this estoppel to be executed as of the day and year first above written.
GROUND LESSOR:
THE PROVINCE OF ST. MARY OF THE CAPUCHIN ORDER

By: _________________________________
Name:
Title:

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